Exhibit 10.39

INDUSTRIAL NET LEASE
BROADWAY 101 COMMERCE PARK – PHASE III

Landlord:

PRA/LB, L.L.C.,
an Arizona limited liability company

and

Tenant:

DEXCOM, INC.,
a Delaware corporation

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39.	EXPENDITURES BY LANDLORD	32
40.	CONFIDENTIALITY	32
41.	LANDLORD'S DEFAULT	32
42.	OPTIONS TO EXTEND	33
43.	TENANT’S RIGHT TO PURCHASE BUILDING	35
44.	BACKUP GENERATORS; ADDITIONAL EQUIPMENT	40
45.	INCENTIVES	40
46.	LEASEHOLD TITLE INSURANCE	41
47.	NAME AND IMAGE	41
48.	LANDLORD'S COVENANTS	41
EXHIBIT A-1 – BUILDING AND PARKING SITE PLAN
EXHIBIT A-2 – PROPERTY SITE PLAN
EXHIBIT B – WORK LETTER
EXHIBIT C – RULES AND REGULATIONS
EXHIBIT D – HAZARDOUS MATERIALS
EXHIBIT E – FORM OF LETTER OF CREDIT
EXHIBIT F – MEMORANDUM OF LEASE

LEASE SUMMARY (AND SOME DEFINED TERMS)

LEASE DATE:	May 1, 2016
LANDLORD:	PRA/LB, L.L.C., an Arizona limited liability company
LANDLORD’S ADDRESS:
PRA/LB, L.L.C.
c/o Cox Armored Mini-Storage Management Inc.
1650 East Lamar Road
Phoenix, Arizona 85016
Attention: Diane Gibson

With a copy to:

Brier, Irish, Hubbard & Erhart, P.L.C.
2400 East Arizona Biltmore Circle, Suite 1300
Phoenix, Arizona 85016-2115
Attention: Robert N. Brier, Esq.

ADDRESS FOR RENT PAYMENT:	PRA/LB, L.L.C. c/o Cox Armored Mini-Storage Management Inc. 1650 East Lamar Road Phoenix, Arizona 85016 Attention: Diane Gibson
TENANT:	Dexcom, Inc., a Delaware corporation
TENANT’S ADDRESS:
Dexcom, Inc.
6340 Sequence Drive
San Diego, California 92121
Attention: Chief Executive Officer

with a copy to:

Dexcom, Inc.
6340 Sequence Drive
San Diego, California 92121
Attention: Legal Department

and with a copy to:

Stuart Kane LLP
620 Newport Center Drive, Suite 200
Newport Beach, California 92660
Attention: Josh C. Grushkin

BUILDING:
Building 1 situated on the Property, having an address of 232 South Dobson Road, Mesa, Arizona 85202, containing approximately 148,797 square feet of rentable area, in the aggregate, which rentable area includes an initial take down of approximately 78,000 square feet (“Phase I”) and a final take down of approximately 70,797 square feet (“Phase II”).

PREMISES:
The entire Building (Building 1) and all appurtenances and improvements situated on the land on which the Building is located, as shown on the Building and Parking Site Plan attached hereto as Exhibit A-1, including, without limitation, exterior patio area(s), parking areas, landscaped areas, loading and unloading areas, trash areas, sidewalks, walkways, parkways and driveways, and all fixtures, systems and facilities contained, maintained or used in connection with those areas.

PROPERTY:
The Building and another building ("Building 2") located at 318 South Dobson Road, Mesa, Arizona 85202, containing approximately 64,187 square feet of rentable area, together with all appurtenances and improvements situated on the land on which such buildings are located, as shown on the Property Site Plan attached hereto as Exhibit A-2, as such area may be expanded or reduced from time to time, including the parking areas, sidewalks, landscaping and other common areas now or subsequently located upon the land. The Building and Building 2 are collectively referred to as the "Buildings". The Property is commonly known as "Broadway 101 Commerce Park – Phase III" and contains approximately 212,984 square feet of rentable area, subject to the terms of Section 1.1.

USE:
General office and warehouse uses in connection with the research and development, manufacture and distribution of medical and other technological devices, including, but not limited to, continuous glucose monitoring systems for diabetes management, and customer service and training; and any other use requested by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold so long as such use is permitted by law and does not conflict with the express terms of this Lease or with any other uses and/or restrictive covenants then in effect at the Property.

EARLY ACCESS:
Landlord shall provide Tenant with access to the Premises for purposes of inspection and other pre-construction activities promptly after (a) Landlord has received and approved copies of Tenant's insurance certificates as required under this Lease, and (b) Landlord has also received from Tenant a copy of this Lease fully executed by Tenant and the Letter of Credit required under this Lease. Tenant shall prepare the Premises for occupancy by Tenant in accordance with the Work Letter attached to this Lease as Exhibit B.

TARGET PHASE I OCCUPANCY DATE:	Tenant is expected to cause the tenant improvements in Phase I to be completed on or about October 1, 2016.
TARGET PHASE II OCCUPANCY DATE:	Tenant is expected to cause the tenant improvements in Phase II to be completed on or about January 1, 2018.
COMMENCEMENT DATE:	May 1, 2016
TERM:	Eleven (11) years, eleven (11) months, beginning on the Commencement Date.
EXPIRATION DATE:	March 31, 2028

BASE RENT (Article 3):
Dates	Mos.	RSF	Monthly Rate PSF*	Monthly Rent*	Rental Consideration for Entire Period*
5/1/2016 – 9/30/2016	5	78,000	$0.000	$0.00	$0.00
10/1/2016 – 12/31/2017	15	78,000	$0.670	$52,260.00	$783,900.00
1/1/2018 – 12/31/2018	12	148,797	$0.690	$102,669.93	$1,232,039.16
1/1/2019 – 12/31/2019	12	148,797	$0.711	$105,794.67	$1,269,536.04
1/1/2020 – 12/31/2020	12	148,797	$0.732	$108,919.40	$1,307,032.80
1/1/2021 – 12/31/2021	12	148,797	$0.754	$112,192.94	$1,346,315.28
1/1/2022 – 12/31/2022	12	148,797	$0.777	$115,615.27	$1,387,383.24
1/1/2023 – 12/31/2023	12	148,797	$0.800	$119,037.60	$1,428,451.20
1/1/2024 – 12/31/2024	12	148,797	$0.824	$122,608.73	$1,471,304.76
1/1/2025 – 12/31/2025	12	148,797	$0.849	$126,328.65	$1,515,943.80
1/1/2026 – 12/31/2026	12	148,797	$0.874	$130,048.58	$1,560,582.96
1/1/2027 – 3/31/2028	15	148,797	$0.900	$133,917.30	$2,008,759.50
First Option Term (if applicable):
4/1/2028 – 3/31/2029	12	148,797	$0.927	$137,934.82	$1,655,217.84
4/1/2029 – 3/31/2030	12	148,797	$0.955	$142,101.14	$1,705,213.68
4/1/2030 – 3/31/2031	12	148,797	$0.984	$146,416.25	$1,756,995.00
4/1/2031 – 3/31/2032	12	148,797	$1.013	$150,731.36	$1,808,776.32
4/1/2032 – 3/31/2033	12	148,797	$1.044	$155,344.07	$1,864,128.84

*plus applicable rental taxes thereon
NOTE: If Tenant occupies all or any portion of Phase II for the purpose of conducting Business Operations (as defined below) therein prior to January 1, 2018 (each such early occupancy of all or portions of Phase II, herein a "Phase II Early Take Down"), then from the date Tenant commences to use such portion of Phase II for Business Operations until January 1, 2018, notwithstanding anything otherwise provided above, Tenant shall be required to pay Base Rent for such portion of Phase II at the monthly rate of $0.670 per rentable square foot (prorated for any partial month during such period), provided that each such Phase II Early Take Down (until the final take down) shall include at least 20,000 square feet of rentable area irrespective of the actual rentable area of Phase II then being occupied by Tenant for the purpose of conducting Business Operations. Prior to each such Phase II Early Take Down, (a) Tenant shall give Landlord advance written notice thereof, (i) specifying the date that Tenant desires to commence Business Operations in such portion of Phase II subject to a Phase II Early Take Down, and (ii) specifying the rentable area included in such portion of Phase II subject to a Phase II Early Take Down, and (b) the parties shall promptly enter into a written agreement setting forth the date upon which Tenant will commence to occupy and pay Base Rent for such portion of Phase II subject to a Phase II Early Take Down and specifying the amount of such Base Rent. For purpose hereof, "Business Operations" shall mean (i) the stationing of employees in any portion of Phase II subject to a Phase II Early Take Down, or (ii) the storage or operation of any equipment, inventory or personal property in any portion of Phase II subject to a Phase II Early Take Down; provided, however, in no event shall Business Operations be deemed to have commenced in Phase II if Tenant, its employees or agents are solely using any portion of Phase II for the staging of Tenant Improvements.

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RENT ABATEMENT: As reflected in the rent schedule above, as an inducement to Tenant entering into this Lease, Landlord has agreed to abate the monthly installments of Base Rent (calculated at the monthly rate of $0.670 per square foot) that would otherwise be payable for Phase I and Phase II (148,797 SF) during Months 1 through 5 of the Term and for Phase II (70,797 SF) during Months 6 through 15* of the Term (collectively, the "Rent Abatement"). Base Rent only is being abated, or partially abated, as the case may be, during said months of the Term and Tenant shall nevertheless be required to commence to pay Tenant’s Building Share and/or Tenant’s Property Share (as such terms are defined below), as applicable, of Insurance Costs, Taxes and Property Management Expenses, with respect to the entire Building (148,797 SF), commencing on the Commencement Date.

*or until such earlier date(s) that Tenant is required to commence paying Base Rent for all or portions of Phase II.

TENANT’S SHARE:
(i) 100% to the extent the Building or Premises (as opposed to the entire Property) are separately assessed or charged for the applicable item of additional rent ("Tenant’s Building Share"); or (ii) with respect to items of additional rent which are applicable to the entire Property, the percentage obtained by converting a fraction, the numerator of which is the rentable area of the Building and the denominator of which is the rentable area of both Buildings on the Property ("Tenant’s Property Share"). Subject to the terms of Section 1.1, Tenant’s Property Share as of the Lease Date is approximately 70% (based on 148,797 square feet of rentable area in the Building and 212,984 square feet of rentable area in both Buildings on the Property).

INITIAL LETTER OF CREDIT AMOUNT:	$3,600,000.00
PARKING:
Approximately three hundred eighty-six (386) parking spaces ("Tenant Parking Spaces") located on the Premises adjacent to the Building (north of Birchwood), as shown on the Building and Parking Site Plan attached to this Lease as Exhibit A-1. During the Term, including any Option Terms, Tenant and the Tenant Entities (as defined below) will be entitled to use all such Tenant Parking Spaces, free of charge, subject to such reasonable rules and regulations as Landlord may from time to time promulgate regarding such use.

REAL ESTATE BROKER DUE COMMISSION:	Cushman & Wakefield, representing Landlord and Tenant, whose fees shall be paid by Landlord pursuant to separate written agreement(s).

The above information and defined terms (together, the "Summary") are incorporated into and made a part of the Standard Lease Provisions set forth below. In the event of any conflict between the Summary and the Standard Lease Provisions, the Summary shall control. This "Lease" includes the Summary, the Standard Lease Provisions and Exhibits A through F, all of which are made a part of this Lease.

STANDARD LEASE PROVISIONS
1.USE AND RESTRICTIONS ON USE.
1.1
    By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Building and the Premises as set forth and described on the Summary. The term "rentable area" shall mean the rentable area of the Building on the Premises or the Buildings on the Property, as the case may be, as calculated by Landlord, including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable area of the Building and the Buildings as shown on the Summary; however, Landlord may adjust the rentable area of the Buildings on the Property (and Tenant’s Building Share and/or Tenant’s Property Share, as applicable) if there is any addition to or subtraction from the Buildings on the Property, or any other circumstance reasonably justifying adjustment. If Tenant constructs any mezzanine space in the Building, at Tenant’s sole cost and expense, subject to the terms of Exhibit B, the square footage of such area shall not be added to the rentable area of the Building for purposes of determining the Monthly Base Rent or Tenant’s Building Share and/or Tenant’s Property Share, as applicable, under this Lease.
1.2
    The Building is to be used solely for the purposes set forth on the Summary. Tenant shall have access to the Building and the Premises 24 hours per day, seven days per week, subject to the terms of this Lease and such reasonable rules and regulations as Landlord may from time to time promulgate regarding such access. Tenant shall not do or permit anything to be done in or about the Building or Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Property or injure, annoy, or disturb them, or allow the Building or Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste. Landlord and Tenant acknowledge that Section 5.2 of that certain Easements, Covenants, Conditions and Restrictions Agreement dated and recorded on August 11, 2014, in the Official Records of Maricopa County as instrument number 20140526495 (the "ECC&Rs"), states that the owner of the Premises shall not use or permit any other person or business enterprise to use any portion of the Premises, and that the Premises is restricted from use, as (i) a retail convenience grocery store, (ii) a smoke shop, or other retail outlet selling tobacco products as one of its primary uses, (iii) a sexually oriented business, (iv) for the sale of pornographic or sexually explicit materials or drug paraphernalia, package or carry out beer, wine, liquor or spirits, (v) for the retail sale of motor fuels, or (vi) for the sale of items commonly sold in a convenience store, including, but not limited to, candy, chips, snacks, juice, smoothies, coffee and coffee products, donuts, pastries, soda and other carbonated beverages, unless such items are sold on an incidental basis (such incidental basis herein referred to as the "Incidental Sales"). Tenant agrees that in no event shall the Premises or any portion of the Premises or the Building be used at any time for any of the restricted uses set forth in the ECC&Rs, with the exception of Incidental Sales. Landlord agrees that, so long as such uses are in compliance with all applicable laws, ordinances and regulations and do not violate the restrictions set forth in the ECC&Rs, Tenant shall be permitted to operate a store, café, and/or cafeteria in a portion of the Building, exclusively for use by Tenant's employees working at the Building and not open to the general public. Subject to Landlord's express obligations set forth in Section 7.1(b) and elsewhere in this Lease, Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Building, the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations caused or permitted by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Building or the Premises, all at Tenant’s sole expense. Tenant shall not do or knowingly permit anything to be done on or about the Building or the Premises or bring into or keep anything in the Building or the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof.
1.3
    Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the "Tenant Entities") to at any time handle, use, manufacture, store or dispose of (collectively, "Use") in or about the Building, the Premises, or the Property any (collectively, "Hazardous

Materials") flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively, "Environmental Laws"), except as provided below in Sections 1.3(A) and 1.3(B) hereof, nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Building, the Premises, or the Property or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, (A) Tenant may Use Hazardous Materials in the Building, subject to the additional terms and conditions set forth on Exhibit D (Hazardous Materials) attached hereto and incorporated herein by this reference, and (B) Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Building for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Building, the Premises, the Property or the environment. Tenant shall protect, defend, indemnify and hold harmless Landlord and its trustees, boards of directors, officers, general partners, managers, members, beneficiaries, stockholders, employees and agents (collectively, the "Landlord Entities") for, from and against any and all loss, claim, liability or cost whatsoever (including court costs and attorneys’ fees) incurred by reason of any failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Building, the Premises, and/or the Property of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any failure of Tenant to keep, observe, or perform any provision of this Section 1.3.
1.4
    During the Term of this Lease, Tenant and the Tenant Entities will be entitled to exclusive use of the Premises (subject to the non-exclusive rights of others granted under any easements or other agreements affecting the Premises and Landlord’s rules and regulations regarding such use), including all of the Tenant Parking Spaces set forth in the Summary and shown on Exhibit A-2. Tenant shall have the right to monitor and control the use of the Tenant Parking Spaces, including closure of such parking areas, as well as the right to mark the parking stalls in accordance with applicable laws, ordinances and regulations. In no event will Tenant or the Tenant Entities park in any of the other parking areas which serve the Property.
2.
    TERM.
The Term of this Lease shall be for the period designated in the Summary, beginning on the Commencement Date and ending on the Expiration Date, as the same may be extended or sooner terminated as provided in this Lease. Landlord shall deliver possession of the Building and the Premises to Tenant as provided in the Summary. Tenant acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Building, the Premises, the Property or their condition, or with respect to the suitability thereof for the conduct of Tenant's business, and Tenant shall accept the Building and the Premises in their then as-is condition on delivery by Landlord (subject to the further terms of this Lease), without any obligation on Landlord's part to make any alterations, upgrades or improvements thereto. Tenant shall be responsible for constructing, furnishing and/or installing such improvements, additions, alterations, equipment and furnishings for the Building and the Premises, including, without limitation, the installation of all heating, ventilating and air conditioning systems, evaporative cooling systems, fire sprinkler systems and the like, which are necessary to permit the Building to be utilized for the purposes set forth on the Summary and otherwise in accordance with all of the terms of this Lease; such work shall be performed by Tenant in accordance with the terms and conditions set forth in Exhibit B. The entry, use or occupancy of the Building by Tenant, or any agent, employee or contractor of Tenant, prior to the Commencement Date, for the purpose of preparing the Building for occupancy by Tenant, as more particularly set forth in Exhibit B, shall be subject to all the provisions of this Lease other than the payment of rent, including, without limitation, Tenant’s compliance with the insurance requirements of Article 11. Said early possession shall not advance the Commencement Date or the Expiration Date. Even though the Term of this Lease does not commence until the Commencement Date, this Lease shall be in full force and effect as a binding obligation of the parties from and after the date this Lease is fully executed.
3.
    RENT.
3.1
    Tenant agrees to pay to Landlord the Monthly Base Rent then in effect on or before the first day of each full calendar month during the Term, commencing upon the expiration of the Rent Abatement. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Base Rent based upon the number of days in such month. Said rent shall be paid to Landlord, without deduction or offset except as expressly permitted under this Lease, and without notice or demand, at the Rent Payment Address set forth on the Summary, or to such other person or at such other place as Landlord may from time to time designate in writing. If an Event of Default occurs, Landlord may require by notice to Tenant that all subsequent rent payments be made by an automatic payment from Tenant’s bank account to Landlord’s account, without cost to Landlord. Tenant must implement such automatic payment system prior to the next scheduled rent payment or within ten (10) business days after Landlord’s notice, whichever is later. Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease, other than Base Rent, shall be additional rent. Tenant shall pay to Landlord, in addition to, and simultaneously with, all payments of rent and any other amounts payable to Landlord under this Lease, a sum equal to the aggregate of any municipal, county, state or federal excise, sales, use, rental or transaction privilege taxes now or hereafter levied or imposed against, or on account of, any or all consideration from and amounts payable under this Lease by Tenant, or the receipt thereof by Landlord.
3.2
    Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to five percent (5%) of the unpaid rent or other payment. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due.
4.
    ADDITIONAL RENT.
4.1
    Except as may otherwise be expressly provided in this Lease, all rent shall be absolutely net to Landlord so that this Lease shall yield net to Landlord the rent to be paid each month during the Term of this Lease. Accordingly, and except as may otherwise be provided in this Lease, all costs, expenses and obligations of every kind or nature whatsoever relating to the Building and the Premises which may arise or become due during the Term (including, without limitation, all costs and expenses of maintenance and repairs (including necessary replacements), insurance and taxes, etc., except as may otherwise be expressly provided in this Lease) shall be paid by Tenant. In the event Tenant fails to pay, perform or discharge any imposition, insurance premium, utility charge, maintenance, repair or replacement expense which it is obligated to pay or discharge, Landlord may, but shall not be obligated to, pay, perform and/or discharge the same, and in that event Tenant shall reimburse Landlord for such amount as additional rent, together with a reasonable fee for overhead not to exceed eight percent (8%), within thirty (30) days after invoice, and Tenant hereby agrees to indemnify, defend and hold Landlord harmless for, from and against such costs, fees, charges, expenses, reimbursements and obligations referred to above. Nothing herein contained, however, shall be deemed to require Tenant to pay or discharge any liens or mortgages of any character whatsoever which may exist or hereafter be placed upon the Premises by an affirmative act or omission of Landlord. For the purpose of this Article 4, the following terms are defined as follows:

4.1.1
    Insurance Costs: All insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building, the Premises and the Property or any part thereof, including, without limitation, the insurance required to be maintained by Landlord pursuant to Section 21.1 of this Lease.
4.1.2
    Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Property, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located on the Property and used in connection with the operation of the Property; and all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any calendar year. Taxes shall not include any corporate franchise, or estate, inheritance or net income tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building or any taxes to be paid by Tenant pursuant to Article 27.
4.1.3
    Property Management Expenses: An amount equal to two and one-half percent (2.5%) of the annual gross receipts of the Premises (which amount shall be allocated and paid by Tenant based on Tenant's Building Share), and, if applicable, any assessments, costs or fees paid or incurred by Landlord pursuant to any owners' association, cross-access (vehicular and pedestrian) easement or similar agreement entered into by Landlord and the owner(s) of adjacent properties, as equitably prorated and apportioned between the Premises (or the Property if allocated to Tenant pursuant to Tenant’s Property Share) and such other properties, provided that, (a) any such agreement to be entered into by Landlord and the owner(s) of adjacent properties after the execution of this Lease and during the Term of this Lease shall be subject to Tenant’s right to reasonably comment upon and approve the same in advance of Landlord entering into same, which approval shall not be unreasonably withheld, delayed or conditioned by Tenant, and (b) such agreement shall not provide for cross parking unless expressly approved in advance by Tenant.
4.2
    Tenant shall pay as additional rent for each calendar year Tenant’s Building Share or Tenant’s Property Share, as applicable, of Insurance Costs, Taxes and Property Management Expenses incurred for such calendar year, commencing on the Commencement Date. Subject to the terms of Sections 4.4 and 4.5 below, payment of such amounts shall be due within thirty (30) days after invoice. When providing any such invoice to Tenant for payment, Landlord shall provide an explanation to Tenant with the calculation of how such amount was determined, including whether such amount is calculated as Tenant’s Building Share or Tenant’s Property Share.
4.3
    Concurrently with Landlord’s delivery of any invoice to Tenant, or otherwise promptly after written request from Tenant from time to time, but not more often than one time per calendar year, Landlord shall furnish to Tenant copies of the insurance premium statements and tax bills for the current and immediately preceding calendar year, as well as any additional back-up documentation for any other charges being attributed to Tenant’s Building Share and/or Tenant’s Property Share.
4.4
    Prior to the actual determination thereof for a calendar year, Landlord may from time to time estimate Tenant’s Building Share and/or Tenant’s Property Share, as applicable, for Insurance Costs, Taxes and/or Property Management Expenses under Section 4.2 for the calendar year or portion thereof. Landlord will give Tenant written notification of the amount of such estimate not more often than two times in any calendar year, and Tenant agrees that it will pay, by increase of the monthly estimate of Tenant’s Building Share or Tenant’s Property Share, as applicable, of Insurance Costs, Taxes and/or Property Management Expenses (as applicable) due for such calendar year, additional rent in the amount of such estimate, as of the first of the month that occurs not less than thirty (30) days following Tenant’s receipt of such written notification of the amount of such estimate. Any such increased rate of the monthly estimate of Tenant’s Building Share and/or Tenant’s Property Share, as applicable, of Insurance Costs, Taxes and/or

Property Management Expenses pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.
4.5
    When the above mentioned actual determination of Tenant’s Building Share and/or Tenant’s Property Share, as applicable, for Insurance Costs, Taxes and/or Property Management Expenses is made for any calendar year, Landlord shall provide written notice to Tenant reconciling the previously paid estimated amounts with such actual amounts, and when Tenant is so notified in writing by Landlord, then:
4.5.1
    If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Insurance Costs, Taxes and/or Property Management Expenses for the calendar year is less than Tenant’s liability for Tenant’s Building Share and/or Tenant’s Property Share, as applicable, of Insurance Costs, Taxes and/or Property Management Expenses, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days after Tenant’s receipt of Landlord’s bill therefor; and
4.5.2
    If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Insurance Costs, Taxes and/or Property Management Expenses for the calendar year is more than Tenant’s Building Share and/or Tenant’s Property Share, as applicable, for Insurance Costs, Taxes and/or Property Management Expenses, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4, or, if the Lease has terminated, refund the difference to Tenant in one lump sum within thirty (30) days after Landlord’s determination thereof.
4.6
    If the Commencement Date is other than January 1 or if the Expiration Date is other than December 31, Tenant’s liability for Tenant’s Building Share and/or Tenant’s Property Share, as applicable, of Insurance Costs, Taxes and/or Property Management Expenses for the calendar year in which said date occurs shall be prorated based upon a three hundred sixty-five (365) day year.
4.7    Promptly following Tenant’s execution of this Lease, Tenant shall pay to Landlord the sum of $21,000.00, as the agreed upon payment for a portion of the Insurance Costs, Taxes and Property Management Expenses attributable to the early access period occurring prior to the Commencement Date.

5.
    LETTER OF CREDIT.
5.1
    Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full performance by Tenant of all of its obligations under this Lease and for all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any default by Tenant under this Lease, an original, unconditional, irrevocable, standby letter of credit ("Letter of Credit") in the form of Exhibit E attached hereto and containing the terms required herein, in the Initial Letter of Credit Amount set forth in the Summary, naming Landlord as beneficiary, issued (or confirmed) by a solvent, nationally recognized financial institution with a long term credit rating of Baa2 or higher under the Moody’s rating system, BBB or higher under the Standard & Poor’s rating system, or comparable credit rating under an equivalent reputable rating system, acceptable to Landlord in Landlord’s sole discretion, payable in Maricopa County, Arizona, or elsewhere so long as demands for payment are permitted via facsimile ("Bank"), permitting multiple and partial draws thereon, and otherwise in a form acceptable to Landlord in its sole discretion. The Letter of Credit shall be subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Tenant shall pay all expenses, points and/or fees incurred in obtaining the Letter of Credit. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the then required Letter of Credit Amount as provided below in Section 5.8, through the

Final LC Expiration Date (as defined in Section 5.8). If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the Bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not later than fifty (50) days prior to the expiration date of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord. Additionally, if Tenant desires to replace the Letter of Credit held by Landlord earlier than the expiration date of such Letter of Credit, Tenant shall deliver a new Letter of Credit to Landlord which satisfies the requirements of this Article 5, and Landlord shall surrender the Letter of Credit then held by Landlord to Tenant or Bank, as directed by Tenant, not later than thirty (30) days after Landlord’s receipt of the new Letter of Credit. Any renewal or replacement Letter of Credit shall comply with all of the provisions of this Article, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. In addition to the rights and remedies of Landlord set forth in this Article, any failure of Tenant to deliver such new Letter of Credit or certificate of renewal or extension when and as required above shall be an immediate material event of default under this Lease without notice or opportunity to cure.
5.2
    Landlord shall have the immediate right to draw upon the Letter of Credit, in whole or in part, at any time and from time to time upon the occurrence of any of the following events (each, a "Triggering Event"): (a) a default by Tenant under this Lease which continues beyond the expiration of any applicable notice and cure period ("Triggering Default"); (b) a monetary Triggering Default occurs, irrespective of whether the amounts owing under such Triggering Default are subsequently received by Landlord from the proceeds of a draw on the Letter of Credit, and Tenant thereafter fails to make any payment of rent within five (5) days after the date due, without the need for Landlord to provide any notice or opportunity to cure, or fails to pay any Landlord Losses (as defined below) within five (5) days after invoice; (c) Tenant files a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"); (d) an involuntary petition is filed against Tenant under the Bankruptcy Code; (e) Tenant files a voluntary petition under the Bankruptcy Code or an involuntary petition is filed against Tenant under the Bankruptcy Code and Tenant thereafter fails to make any payment of rent within five (5) days after the date due, without the need for Landlord to provide any notice or opportunity to cure; or (f) if the Letter of Credit held by Landlord is scheduled to expire earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the Bank), and Tenant fails to deliver to Landlord, at least fifty (50) days prior to the scheduled expiration date of the Letter of Credit then held by Landlord, a renewal or substitute Letter of Credit that is in effect and that complies with the provisions of this Article. In order to draw upon the Letter of Credit, Landlord shall submit a demand to the Bank, purportedly signed by Landlord or its managing agent, authorized representative or legal counsel, (i) identifying the Letter of Credit, (ii) specifying the date of the draw demand, (iii) specifying the amount of the draw, and (iv) specifying to whom (and to what bank account) the draw proceeds should be wired. The Letter of Credit shall require the Bank to honor any draw demand within two (2) business days after such demand is submitted. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any of the Triggering Events described above in this paragraph.
5.3
    Upon any draw in accordance with the provisions of this Article: (A) Landlord may immediately apply or offset the proceeds of the Letter of Credit against any of the following (collectively, "Landlord Losses"): (i) any rent or other charges payable by Tenant under this Lease that are not paid by Tenant within five (5) days after the date first due; (ii) all actual losses and damages that Landlord has suffered as a result of any breach of this Lease by Tenant; (iii) any costs reasonably incurred by Landlord in connection with this Lease (including attorneys’ fees); and (iv) any other amounts that Landlord may spend or become obligated to spend by reason of the occurrence of the Triggering Event; and/or (B) Landlord may hold such proceeds, or place such proceeds into escrow, and apply or offset the same from time to time against any unpaid rent or other quantifiable Landlord Losses. Any unused proceeds held by Landlord, or placed into escrow, shall constitute the property of Landlord to be applied as necessary to cover any actual Landlord Losses, and need not be segregated from Landlord’s other assets. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord (a) shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, (b) shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled, and (c) shall not constitute the cure of any breach of this Lease by Tenant or the waiver of such breach by Landlord. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a draw by Landlord of any portion of the Letter of Credit, provided that such draw is consistent with the terms of this Lease and the Letter of Credit. Tenant covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.
5.4
    Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Bankruptcy Code or otherwise.
5.5
    The Letter of Credit shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity, including any mortgagee and/or to have the Letter of Credit reissued in the name of the mortgagee. If Landlord transfers its interest in the Property and/or the Building and transfers the Letter of Credit (or transfers or credits any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Tenant shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for such transfer or processing fees within ten (10) days after Landlord’s written request therefor.
5.6
    Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any laws and governmental regulations applicable to security deposits in the commercial context ("Security Deposit Laws"), (b) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives all provisions of the Security Deposit Laws, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim the Landlord Losses specified in this Article above and/or other sums reasonably necessary to compensate Landlord for any claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs caused by Tenant’s breach of this Lease or the acts or omissions of Tenant or any of Tenant's agents, employees, contractors, customers or invitees, including any damages Landlord suffers following termination of this Lease or termination of Tenant’s right to possession of the Premises, without termination of this Lease.

5.7
    If (a) the long term credit rating of the Bank issuing the Letter of Credit is downgraded below that required pursuant to Section 5.1 above, (b) the Bank issuing the Letter of Credit ceases to do business, is seized by the Federal Deposit Insurance Corporation ("FDIC") or any other applicable governing authority, enters into any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding, is otherwise declared insolvent or determined to be insolvent, or is placed on the FDIC "watch list" or downgraded by the FDIC, or (c) the FDIC repudiates the Letter of Credit (each, a "Bank Failure"), then, at Landlord’s sole option and written notice (a "Landlord Election Notice"), Tenant promptly shall either: (y) deliver to Landlord a cash security deposit in the then current required amount of the Letter of Credit, or (z) apply to a different Bank or Banks which satisfy all of the requirements for the issuing Bank, as set forth above, for a replacement Letter of Credit, submit all documentation and fees required in connection with the application, diligently pursue any and all further steps necessary to obtain a replacement Letter of Credit, and otherwise use its best efforts to obtain and deliver to Landlord a replacement Letter of Credit as soon as reasonably possible under the circumstances, issued by a different Bank which satisfies all of the requirements for the issuing Bank, as set forth above. Tenant shall promptly deliver notice to Landlord of a Bank Failure following Tenant’s actual notice of such Bank Failure. Landlord shall not be required to pay any fees or undertake any actions whatsoever in connection with a replacement Letter of Credit, except those actions, if any, which may be reasonably requested or required from Landlord, at no cost to Landlord, in order to permit the issuance of a replacement Letter of Credit. Any such replacement Letter of Credit shall comply with all of the provisions of this Article. If applicable, Tenant shall keep Landlord apprised of the status of its efforts to obtain the replacement Letter of Credit and shall promptly respond to any requests for status or other information from Landlord in connection therewith, including authorizing Landlord to communicate directly with the Bank or Banks to which Tenant has applied in order to ascertain the status and extent of Tenant’s efforts to obtain the replacement Letter of Credit. If Tenant does not obtain a replacement Letter of Credit within thirty (30) days after Tenant receives the Landlord Election Notice, Tenant shall immediately deliver a cash security deposit to Landlord in the Letter of Credit Amount and, if Tenant fails to do so, such failure shall be an immediate material event of default by Tenant under this Lease that is not subject to further notice and/or opportunity to cure.
5.8
    Provided that no Reduction Threshold Triggering Event (as defined below) has previously occurred or is then occurring as of each such reduction date (as provided below), the amount that Landlord shall be permitted to draw upon the Letter of Credit shall be reduced (and the amount of the Letter of Credit [herein, the "Letter of Credit Amount"] shall be deemed reduced, irrespective of whether a replacement Letter of Credit or amendment to the existing Letter of Credit is issued) as follows: (a) to $2,880,000.00 on October 1, 2017; (b) to $2,304,000.00 on October 1, 2018; (c) to $1,843,200.00 on October 1, 2019; (d) to $1,474,560.00 on October 1, 2020; and (e) to zero (-0-) on October 1, 2021. If any Reduction Threshold Triggering Event occurs prior to or on the date of any such reduction, however, then the Letter of Credit Amount shall remain at the rate in effect immediately prior to the occurrence of such Reduction Threshold Triggering Event, until the date ("Final LC Expiration Date") that is one hundred twenty (120) days after the expiration of this Lease. At Tenant's option, provided Tenant gives Landlord at least twenty (20) days' prior written notice thereof and receives from Landlord written confirmation that no Reduction Threshold Triggering Event has previously occurred or is then occurring, Tenant shall be permitted to tender replacement Letter of Credit(s) or certificate(s) of amendment to the existing Letter of Credit from time to time, conforming in all respects to the requirements of this Article, in the then applicable Letter of Credit Amount. For the purpose of this Section 5.8, a "Reduction Threshold Triggering Event" shall mean any Triggering Default as defined in Section 5.2 above, except that in the case of a monetary Triggering Default in which the amount owing to Landlord under such monetary Triggering Default is less than $5,000, the same shall not become a Reduction Threshold Triggering Event unless and until Tenant continues to fail to make such delinquent payment to Landlord within three (3) business days after receipt of a second written notice from Landlord following the expiration of the initial notice and cure period.

6.
    ALTERATIONS.
6.1
    After construction of the initial Tenant Improvements (as defined in Exhibit B), Tenant shall be permitted, at Tenant’s sole cost and expense, upon at least ten (10) days’ advance written notice thereof to Landlord, to do the following without Landlord’s consent: (i) install unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Building, and (ii) make minor, decorative additions, alterations and improvements located exclusively within the interior of the Building and provided that same (A) do not require plans and specifications, (B) are not structural in nature, (C) are not visible from outside the Building, (D) do not affect or require modification of the Building's electrical, mechanical, plumbing, heating, air conditioning or other systems, and (E) do not cost more than $75,000.00 to complete for any such project (hard and soft costs) (the foregoing collectively referred to herein as "Cosmetic Alterations"). Other than Cosmetic Alterations, Tenant shall not make or suffer to be made any alterations, additions, or improvements (collectively, "Alterations"), including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Building, the Premises or any part thereof or the making of any improvements as required by Article 7, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed so long as the requested improvements are in compliance with the terms hereof. It shall not be deemed unreasonable for Landlord to withhold its consent if the proposed Alterations would (i) adversely affect the outside appearance, character or use of any portions of the Building or other portions of the Property; (ii) adversely affect the Building's roof, roof membrane, or any other any structural component of the Building; (iii) adversely affect any base Building equipment, services or systems, or the proper functioning thereof, or Landlord's access thereto; (iv) in the commercially reasonable opinion of Landlord, lessen the value of the Building, the Premises or the Property; (v) violate or require a change in any occupancy certificate applicable to the Building, unless Tenant pays for such change; or (vi) trigger a legal requirement which would require any Alterations to be made to the Building, the Premises, or other aspect of the Property, unless Tenant pays for such Alterations. When applying for such consent, Tenant shall, if requested by Landlord, furnish reasonably detailed plans and specifications for such Alterations.
6.2
    All such Alterations by Tenant other than Cosmetic Alterations shall be made by using a contractor reasonably approved by Landlord, at Tenant’s sole cost and expense. Landlord shall have the right from time to time as determined by Landlord to inspect, supervise and/or oversee the construction of such Alterations. Landlord’s right to inspect such Alterations and approve Tenant’s contractor shall not impose upon Landlord any responsibility for defective, incomplete or nonconforming work that Landlord discovers or fails to discover by any such review and/or inspection. If Tenant employs any contractor or any subcontractor which employs any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor. In any event, Landlord may charge Tenant a construction management fee for any such Alterations requiring Landlord's consent, (a) in an amount equal to the lesser of (i) Landlord's actual, out-of-pocket costs in connection with such proposed Alterations, including costs to review plans and drawings for the proposed Alterations and costs to inspect, supervise and/or oversee construction of the Alterations, or aspects thereof, or (ii) two percent (2%) of the hard construction costs for the specific project, but (b) in any event not to exceed $50,000.00 per project, with all such amounts being due within thirty (30) days following Tenant’s receipt of Landlord’s demand and copies of invoices or other reasonable evidence of the actual costs incurred by Landlord.
6.3
    All Alterations by Tenant, including Cosmetic Alterations, shall be constructed in accordance with all government laws, ordinances, rules and regulations, using building standard materials where applicable, and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord as Landlord shall reasonably request in writing delivered to Tenant to assure payment of the costs thereof if the costs of any such non-Cosmetic Alterations exceed $150,000.00 for the project, including but not limited to, notices of non-responsibility, waivers of lien, surety company performance bonds up to 150% of the budget for such project, or funded construction escrows, and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such Alterations for so long, during the Term, as such increase is ascertainable and evidenced by the invoices or other information from applicable taxing authority; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4. Landlord may, as a condition to its consent to any particular Alterations other than the Tenant Improvements, require Tenant to deposit with Landlord the amount reasonably estimated by Landlord as sufficient to cover the cost of removing any Required Removables (as defined in Section 25.2) and restoring the Building and the Premises, to the extent required under Section 25.2.
7.
    REPAIR.
7.1
    (a)     Landlord shall have no obligation to alter, remodel, improve, repair, maintain, replace, decorate or paint the Building or any portion of the Premises, except as may be expressly provided in this Lease. By taking possession of the Building and the Premises, Tenant accepts the same as being in good order, condition and repair, subject the Delivery Warranty (as defined below).
         (b)     Landlord hereby represents and warrants to Tenant, that to Landlord’s knowledge as of the Lease Date, the Building and Premises are in substantial compliance with all governmental laws, ordinances and regulations, including the Americans with Disabilities Act. In the event the Building or Premises are not in substantial compliance with all governmental laws, ordinances and regulations, including the Americans with Disabilities Act, as of the Lease Date, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Notwithstanding the foregoing, Tenant, not Landlord, shall be responsible, at Tenant's sole cost and expense, for the correction of any violations which arise out of (a) the design or configuration of the Building requested by Tenant, (b) the specific nature of Tenant's business in the Building, (c) the acts or omissions of Tenant, its agents, employees or contractors, (d) the Tenant Improvements installed pursuant to Exhibit B, and any subsequent repairs or Alterations of or to the Building or the Premises by or on behalf of Tenant, or (e) Tenant's arrangement of any furniture, equipment or other property in the Building or on the Premises. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease.
7.2
    (a)     Subject to the Delivery Warranty and the CapEx Amortization (as defined below), Tenant shall at its own cost and expense keep and maintain all parts of the Building and the Premises in good condition, promptly making all necessary repairs and replacements (including capital), whether ordinary or extraordinary, foreseen or unforeseen, with materials and workmanship of the same character, kind and quality as the original, including, but not limited to, repair and replacement of the roof, roof membrane, drains, gutters, downspouts, foundation, floor slab, exterior side of exterior walls, load bearing walls and other structural portions of the Building, all fixtures installed by Tenant, water heaters serving the Building, windows, glass and plate glass, doors, exterior stairs, skylights, any special office entries, interior walls and finish work, floors and floor coverings, heating, ventilating and air conditioning systems serving the Building, any evaporative cooling systems serving the Building, exposed and unexposed electrical systems and fixtures serving the Building, sprinkler systems, dock boards, truck doors, dock bumpers, exposed and unexposed plumbing work and fixtures, sewage systems serving the Building and the Premises, parking and driveway areas (including resurfacing and restriping), soil and landscaped areas, walkways (including periodic sweeping), signage, site lighting, reasonable and customary pest control services, and performance of regular removal of trash and debris. As used herein "repairs" shall include all necessary repairs, replacements, alterations, additions and betterments. All work required on the roof of the Building in connection with performing Tenant’s maintenance obligations hereunder, including any necessary repair, patching and/or replacement of the roof in connection therewith, shall be performed, at Tenant's sole cost (subject to the Delivery Warranty and the CapEx Amortization) and risk, only by vendors or contractors which have been pre-approved by Landlord and otherwise in a manner which will not damage the roof or void or adversely affect any roof warranties or guaranties. If any work by Tenant requires penetrations of the roof, or if otherwise required by Landlord, Tenant, at its sole cost and expense, shall retain the roofing contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof). Tenant shall keep the roof of the Building free of all trash and waste materials produced by Tenant or its agents or contractors and shall promptly notify Landlord in the event of any accident related to the roof. Tenant as part of its obligations hereunder shall keep the Building and the Premises in a clean and sanitary condition. Tenant will, as far as possible keep all such parts of the Building and the Premises from deterioration due to ordinary wear and from falling temporarily out of repair, and upon termination of this Lease in any way Tenant will yield up the Building and the Premises to Landlord in good condition and repair, loss by fire or other casualty excepted (but not excepting any damage to glass). Tenant shall, at its own cost and expense, repair any damage to the Premises or the Building resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, employees, contractors, invitees, or any other person entering upon the Building or the Premises as a result of Tenant’s business activities or caused by Tenant’s default hereunder.
         (b)     Notwithstanding anything otherwise provided above or elsewhere in this Lease, Landlord shall deliver the Building with all base building systems and components (including roof, exterior doors, electrical and plumbing) originally installed by Landlord and existing as of the Lease Date ("Existing Systems") in good working order and repair, and shall assign or otherwise pass through to Tenant the benefit of all warranties obtained by Landlord with respect to the Existing Systems (the "Third Party Warranties") so that Tenant can perform its obligations with respect to any necessary repairs, maintenance and replacements of the Existing Systems with the benefit of such Third Party Warranties. Further notwithstanding anything herein, and provided that Landlord is notified by Tenant of any such latent defects within the first one (1) year of the Term, any necessary repairs, maintenance and replacements of the Existing Systems that are not covered by the Third Party Warranties, and are necessary for correcting any latent defects in the Existing Systems, (i) shall be made by Tenant, and (ii) to the extent the rates charged by Tenant’s vendor are reasonable and comparable to any competitive bids Landlord may obtain for the same work, shall be at Landlord's sole cost and not subject to payment nor reimbursement by Tenant, nor as part of the Allowance or as part of Tenant’s Building Share (the "Delivery Warranty"). Tenant shall provide to Landlord a reasonably detailed invoice and other documentation substantiating the extent of any such necessary repairs, maintenance and/or replacements of the Existing Systems that are not covered by the Third Party Warranties and that are necessary for correcting any latent defects in the Existing Systems. Tenant and Landlord shall use good faith efforts to arrange for Landlord's direct payment to the applicable vendors for such repairs, maintenance and replacements of the Existing Systems pursuant to the Delivery Warranty; provided, however, in the event Landlord fails to pay any such amounts pursuant to the Delivery Warranty within thirty (30) days after invoice from the applicable party providing the repairs, maintenance and replacements of the Existing Systems, subject to Landlord's right to dispute the reasonableness of such amounts, Tenant shall then have the right, but not the obligation, to make such payments on behalf of Landlord, and thereafter offset or deduct such amounts paid by Tenant from up to twenty percent (20%) of the Monthly Base Rent, Tenant’s Building Share and/or Tenant’s Property Share next becoming due to Landlord.
(c)    Further notwithstanding anything otherwise provided above or elsewhere in this Lease, if, during the Term of this Lease, Tenant is obligated under this Lease to make a Capital Replacement (as defined below) and the reasonably anticipated useful life of such Capital Replacement exceeds the then-scheduled Expiration Date (i.e., when the Term is scheduled to expire at the time of the Capital Replacement, in the event no remaining Option to Extend Term [as defined below] is exercised by Tenant), then: (i) Tenant shall make such Capital Replacement in connection with Tenant’s obligations under this Section 7.2, (ii) the cost of such Capital Replacement shall be paid by Landlord, as provided below, to the extent the rates charged by Tenant’s vendor are reasonable and comparable to any competitive bids Landlord may obtain for the same work, (iii) the amount paid by Landlord for such Capital Replacement shall be amortized over the useful life of such Capital Replacement in accordance with such reasonable useful life and amortization schedules as shall be mutually agreed upon by Landlord and Tenant in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) per annum in excess of the Wall Street Journal prime lending rate announced from time to time, and (iv) Tenant shall pay to Landlord monthly, as part of Tenant's Building Share, the portion of such amortization applicable to the unexpired

Term and any Option Terms (as defined below) that are exercised by Tenant. For the purpose of this Lease, "Capital Replacement" shall mean each of the following: (x) any capital improvement which is reasonably calculated to reduce the repair, maintenance and/or operating expenses for the Building; (y) any capital repair and/or replacement of Existing Systems or other equipment or improvements needed to operate and/or maintain the Building at the same quality levels as prior to the repair and/or replacement; and (z) any other capital repair, improvement or replacement which is required under any governmental laws, regulations or ordinances which were not applicable at the time of construction. Tenant shall provide to Landlord a reasonably detailed invoice and other documentation substantiating the need for such necessary Capital Replacement. Tenant and Landlord shall use good faith efforts to arrange for Landlord's direct payment to the applicable vendor providing any such Capital Replacement; provided, however, in the event Landlord fails to pay any such amount within thirty (30) days after invoice from such vendor, subject to Landlord's right to dispute the reasonableness of such amount, Tenant shall then have the right, but not the obligation, to make such payment on behalf of Landlord, and thereafter offset or deduct the amount paid by Tenant from up to twenty percent (20%) of the Monthly Base Rent, Tenant’s Building Share and/or Tenant’s Property Share next becoming due to Landlord, provided the amortized portion thereof applicable to the unexpired Term (including any Option Terms exercised by Tenant) shall be paid by Tenant to Landlord monthly as provided herein. Notwithstanding the foregoing, Landlord shall not be responsible for the cost of any such Capital Replacement if (aa) the Capital Replacement is required prior to the expiration of the reasonably anticipated useful life of the item to be replaced, (bb) Tenant has failed to perform its maintainance and repair obligations under this Lease with respect to the item being replaced (or if Tenant has failed to provide Landlord with copies of its reports and records relative thereto), or (cc) the Capital Replacement is otherwise required as a result of the acts or omissions of Tenant or any Tenant Entities. Any required amortization of the cost of any such Capital Replacement as set forth herein is referred to as the "CapEx Amortization."
7.3
    Except as provided in Article 13 and Article 21, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Property, the Building or the Premises, or to fixtures appurtenances and equipment therein. Except to the extent, if any, prohibited by law, and except as provided in connection with the Delivery Warranty and the CapEx Amortization above, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.
7.4
    Tenant shall, at its own cost and expense, enter into a regularly scheduled preventative maintenance/service contract, providing for not less than quarterly filter changes and other preventative maintenance and servicing, with a maintenance contractor approved by Landlord for servicing all evaporative cooling, heating and air conditioning systems and equipment serving the Building (and a copy thereof shall be furnished to Landlord). The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within thirty (30) days of the date Tenant takes possession of the Building. Should Tenant fail to do so, Landlord may, upon notice to Tenant, enter into such a maintenance/service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead not to exceed eight percent (8%).
7.5
    Tenant shall promptly deliver to Landlord copies of (i) all contracts, and renewals thereof, entered into in connection with the performance of its obligations under this Article 7, and (ii) all maintenance and service reports related thereto. In addition, Tenant shall prepare and deliver to Landlord quarterly reports setting forth in reasonable detail all maintenance, repair, replacement and other work completed with respect to the Building and the Premises during the immediately preceding calendar quarter.
7.6
    If Tenant fails, refuses or neglects to make repairs and/or maintain the Building or the Premises in accordance with the terms of this Article 7, Landlord shall have the right, but not the duty, in addition to Landlord's other rights and remedies, upon giving Tenant reasonable written notice of Landlord's election to do so, to make such repairs or perform such maintenance on behalf of and for the account of Tenant. The cost of such work shall be paid by Tenant to Landlord, together with a reasonable fee for overhead not to exceed eight percent (8%), as additional rent, within thirty (30) days after invoice. In addition, if Landlord reasonably determines that Tenant is not performing its obligations under this Article 7 in a good and workmanlike manner, consistent with the commercially reasonable standards of the remainder of the Property and other similar class properties in the same geographic market area as the Premises, then Landlord may, upon notice thereof to Tenant, elect to undertake the performance of any or all such obligations, whereupon the costs and expenses thereof shall be included in the Property Management Expenses charged to Tenant pursuant to Article 4.
8.
    LIENS.
Tenant shall keep the Premises, the Building and the Property and Tenant’s leasehold interest in the Building free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant fails, within ten (10) business days following Tenant’s receipt of actual notice of the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be payable to it by Tenant within ten (10) business days after Landlord’s demand.
9.
    ASSIGNMENT AND SUBLETTING.
9.1
    In no event may Tenant encumber, mortgage or otherwise pledge this Lease or Tenant's interest in the Building or the Premises as security for any debt of Tenant. In addition, except as to a Permitted Transfer (as defined below), Tenant shall not assign this Lease or sublet the whole or any part of the Building or the Premises, whether voluntarily or by operation of law, or permit the use or occupancy of the Building or the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Building or the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Building or the Premises, or any portion thereof, or assign this Lease, whether as a Permitted Transfer or otherwise, Tenant shall give written notice thereof to Landlord at least thirty (30) days but no more than one hundred twenty (120) days prior to the proposed commencement date of such subletting or assignment, or at least ten (10) days prior thereof in the case of a Permitted Transfer, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee.
9.2
    Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Building, the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.
9.3
    In addition to Landlord’s right to approve of any subtenant or assignee (other than pursuant to a Permitted Transfer), Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment that is not a Permitted Transfer, to terminate this Lease, or in the case of a proposed subletting of less than the entire Building that is not a Permitted Transfer, to recapture the portion of the Building to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by written notice given by Landlord to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above. However, if Tenant notifies Landlord, within five (5) business days after receipt of Landlord’s termination notice, that Tenant is rescinding its proposed assignment or sublease, the termination notice shall be void and the Lease shall continue in full force and effect. If this Lease shall be terminated with respect to the entire Premises pursuant to this Section, because of a subletting of the entire Building, then the Term of this Lease shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term. If Landlord recaptures under this Section only a portion of the Building, the rent to be paid from time to time during the unexpired Term shall abate proportionately based on the proportion by which the approximate square footage of the remaining portion of the Building shall be less than that of the Building as of the date immediately prior to such recapture. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation which may be due and owing as a result of any proposed assignment or subletting, whether or not the Building and/or Premises are recaptured pursuant to this Section 9.3 and rented by Landlord to the proposed tenant or any other tenant.
9.4
    In the event that Tenant sells, sublets, assigns or transfers this Lease in a transaction that is not a Permitted Transfer, Tenant shall pay to Landlord, as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below), less the Costs Component (as defined below), when and as such Increased Rent is received by Tenant. As used in this Section, "Increased Rent" shall mean the excess of (i) all rent and other consideration which Tenant is entitled to receive by reason of any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith. The "Costs Component" is that amount which, if paid monthly, would fully amortize on a straight-line basis, over the entire period for which Tenant is to receive Increased Rent, the reasonable costs incurred by Tenant for leasing commissions and tenant improvements in connection with such sublease, assignment or other transfer.
9.5
    Notwithstanding any other provision hereof, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Building or the Premises for which Tenant is obligated to obtain Landlord’s consent if at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured default of Tenant or matter which will become a default of Tenant with passage of time unless cured, or if the proposed assignee or sublessee is an entity: (a) with which Landlord is already in negotiation (evidenced by the exchange of written offers and counteroffers); (b) is already an occupant of the Property unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) is incompatible with the stated use of the Building set forth in the Summary; or (e) would subject the Building or the Premises to a use which would: (i) involve increased personnel or wear upon the Property; (ii) violate any exclusive right granted to another tenant of the Property (Landlord hereby confirming that no such exclusive rights have been granted as of the Lease Date); (iii) require any addition to or modification of the Building, the Premises or the Property in order to comply with building code or other governmental requirements unless such addition or modification only affects the Building or the Premises and Tenant agrees to pay all such costs; or (iv) involve a violation of Section 1.3. Tenant expressly agrees that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord, Landlord’s refusal to consent to any assignment or sublease for any of the reasons described in this Section 9.5, shall be conclusively deemed to be reasonable.
9.6
    Upon any request to assign or sublet other than a Permitted Transfer, Tenant will pay to Landlord (a) an assignment/subletting fee in the amount of $1,000.00 (plus applicable rental taxes thereon), plus, (b) on demand, a sum equal to all of Landlord’s reasonable attorney’s fees actually incurred (but in no event in excess of $2,000.00 for any proposed assignment or sublease) in investigating and considering any proposed assignment of this Lease or sublease of any of the Building or the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment or sublease. Any purported assignment or other transfer of this Lease or subletting of any of the Building or the Premises which does not comply with the provisions of this Article 9 shall, at the option of Landlord, be void.
9.7
    If Tenant is a corporation, limited liability company, partnership or trust, any transfer or transfers of or change or changes within any twelve (12) month period in the number of the outstanding voting shares of the corporation or limited liability company, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust resulting in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control, and where such events are not done in connection with a Permitted Transfer, shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 9 to the same extent and for all intents and purposes as though such an assignment.
9.8
    Notwithstanding anything herein to the contrary, without the need to obtain the consent of Landlord, Tenant may (each of the following a "Permitted Transfer") assign this Lease or sublet the Building or the Premises or any portion thereof, to any entity which controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger, acquisition or consolidation with Tenant, or to any person or entity which acquires all or substantially all of the assets of Tenant's business conducted at the Building, or to any person or entity which acquires all or substantially all of the equity ownership interests of Tenant, provided that: (i) Tenant is not then in default under this Lease beyond the expiration of any applicable notice and cure period; (ii) at least ten (10) days prior to such Permitted Transfer, Tenant delivers to Landlord notice of such contemplated Permitted Transfer as set forth in Section 9.1; (iii) the stated use of the Building set forth in the Summary remains substantially similar following the Permitted Transfer; (iv) the proposed assignee or sublessee has a financial strength sufficient in Landlord's reasonable opinion to perform the obligations of Tenant under this Lease for the remainder of the Term, or to perform the obligations of the sublessee under the sublease for the stated term of the sublease, as the case may be (taking into consideration such proposed assignee's or sublessee's ability to also successfully operate its other businesses and assets, if any); (v) a fully executed copy of the assignment or sublease, the assumption of this Lease by the assignee and/or the acceptance of the sublease by the sublessee, as the case may be, is delivered to Landlord; and (vi) the Permitted Transfer is not entered into as a subterfuge to avoid the restrictions and provisions of this Article 9. For purposes of this provision, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. For the purpose of this Lease, any party that engages with Tenant in a Permitted Transfer is referred to herein as a "Permitted Transferee". Tenant acknowledges, and at Landlord’s request at the time of such assignment or subletting shall confirm, that in each instance Tenant shall remain liable for the performance of the terms and conditions of this Lease despite such assignment or subletting.
10.
    INDEMNIFICATION.
10.1
    None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises, the Building or the Property by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors. Tenant shall protect, indemnify and hold the Landlord Entities harmless for, from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any

Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises, the Building or the Property to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by Tenant in or about the Premises, the Building or the Property or from transactions of Tenant concerning the Premises, the Building or the Property; (c) Tenant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Building, the Premises or their occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.
10.2
    Landlord shall protect, indemnify and hold the Tenant Entities harmless for, from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to property (including but not limited to property of any Tenant Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises, the Building or the Property to the extent that such injury or damage is caused by or arises from the gross negligence or willful misconduct of any Landlord Entity, (b) Landlord’s failure to comply with any and all governmental laws, ordinances and regulations which are the obligation of Landlord under this Lease, or (c) any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.
11.
    INSURANCE.
11.1
    Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Building or the Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability, and $1,000,000 products/completed operations aggregate; (b) Umbrella Liability Insurance with a limit of not less than $10,000,000 per occurrence, in excess of and following the form of the underlying insurance described above, which is at least as broad as each and every area of such underlying insurance; (c) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (d) Worker’s Compensation Insurance with limits as required by statute and Employers Liability with limits of $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease--each employee; (e) Causes of Loss - Special Form coverage protecting Landlord and Tenant against loss of or damage to the initial Tenant Improvements installed under Exhibit B and any subsequent Alterations installed by or on behalf of Tenant, and protecting Tenant against loss of or damage to Tenant's trade fixtures, inventory and other business personal property situated in or about the Building and the Premises, all of the foregoing to the full replacement value of the improvements and property so insured; and, (f) Business Interruption Insurance with limit of liability representing loss of at least approximately twelve (12) months of income.
11.2
    The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Entities as additional insureds (General Liability and Umbrella Liability) and loss payee (Causes of Loss - Special Form); (c) be issued by an insurance company with a minimum Best’s rating of "A-:VII" during the Term; and (d) provide that said insurance shall not be canceled or materially reduced unless thirty (30) days' prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 27, together with additional insured endorsements and endorsements requiring the insurer to provide Landlord with thirty (30) days' prior written notice of any cancellation or material reduction in such insurance coverages, shall be delivered to Landlord by Tenant upon the Commencement

Date and at least thirty (30) days prior to each renewal of said insurance; provided, however, to the extent endorsements expressly requiring the insurer to provide Landlord with thirty (30) days' prior written notice of any cancellation or material reduction in such insurance coverages is not available from Tenant’s insurance company, Tenant shall be obligated to provide such written notice to Landlord in lieu of the insurer providing such notice to Landlord.
11.3
    Whenever Tenant shall undertake any Alterations in, to or about the Building or the Premises ("Work"), the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.
12.
    WAIVER OF SUBROGATION.
So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by causes of loss – special form or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.
13.
    SERVICES AND UTILITIES.
Commencing as of the earlier of commencement of construction of the Tenant Improvements in Phase I or the Commencement Date, Tenant shall connect and activate its accounts with the applicable providers and pay directly to such providers all charges for water, gas, heat, light, power, telephone, sewer, sprinkler system and other utilities and services used on or from the Building and the Premises, together with any deposits, taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities. Any such deposits for utilities or services which are charged to and paid by Landlord in order to commence service to the Building or the Premises shall be reimbursed by Tenant to Landlord, as additional rent, within thirty (30) days after invoice. Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers. Tenant will not, without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, contract with a utility provider to service the Building or the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to the Building or the Premises. Landlord shall in no event be liable for any interruption or failure of utility services on or to the Building or the Premises, except in the event of an Impairment Event as set forth below. As used herein, "Impairment Event" shall mean that: (a) Tenant's use of or access to all or any material portion of the Building for the conduct of Tenant's business is materially impaired as the result of the gross negligence or willful misconduct of Landlord, whether due to an interruption of essential utility services (i.e., electrical, water or sewer), the existence of Hazardous Materials, or otherwise; (b) such impairment does not arise in whole or in part as a result of an act or omission of Tenant or any Tenant Entities; (c) such impairment is not caused by a fire or other casualty (in which case the provisions in Article 21 will apply); and (d) such impairment continues for a consecutive period of three (3) or more business days after Landlord receives written notice of such impairment, including Saturdays and Sundays if Tenant is then operating its business in the Building seven (7) days per week. If an Impairment Event occurs, then as its sole and exclusive remedy therefor, Tenant shall be entitled to an equitable abatement of monthly Base Rent and additional rent under this Lease based upon the portion of the Building affected thereby (provided that if the operation of Tenant's business from the remainder of the Building not affected thereby is not reasonably practicable under the circumstances and Tenant in fact does not operate its business from the remainder of the Building, all monthly Base Rent and additional rent under this Lease shall be subject to such abatement), commencing upon the expiration of said three (3) consecutive business day period after Landlord receives written notice of such impairment from Tenant and continuing until such material impairment is cured; provided further, however, that if Landlord is diligently pursuing the repair of such impairment and, if applicable to the nature of such impairment, Landlord provides substitute services reasonably suitable for Tenant's purposes and Tenant is thereafter able to fully conduct its business in the Building as usual, then there shall not be any abatement of Base Rent or additional rent.
14.
    HOLDING OVER.
So long as Tenant gives Landlord at least ninety (90) days’ prior written notice of its intention to remain in possession of the Building after the expiration of the Term, or any Option Term, specifying the approximate length of time Tenant intends to remain in possession, then Tenant shall have the right to remain in possession of the Building for up to six (6) successive one-month periods after such expiration, pursuant to the terms, covenants and conditions of this Lease, except with respect to the length of the Term and except that Monthly Base Rent shall be increased to an amount equal to One Hundred Twenty-Five Percent (125%) of the Monthly Base Rent in effect during the last month immediately preceding such expiration. If Tenant remains in possession of the Building after the expiration of the Term, or any Option Term, without providing such prior written notice to Landlord, or if Tenant remains in possession of the Building after the aforesaid six (6) month maximum holdover period, with or without Landlord’s written consent, Tenant shall pay Landlord for each such day thereafter that Tenant retains possession of the Building or part of it at the rate ("Holdover Rate") which shall be Two Hundred Percent (200%) of the amount of the Base Rent for the last period prior to the date of such expiration. Such Monthly Base Rent and all additional rent under Article 4 shall be prorated on a daily basis. Additionally, if Tenant remains in possession of the Building after the expiration of the Term, or any Option Term, without providing such prior written notice to Landlord, or if Tenant remains in possession of the Building after the aforesaid six (6) month maximum hold over period, and such hold over is without Landlord’s written consent, Tenant shall also pay all damages actually sustained by Landlord by reason of such retention. If Landlord gives notice to Tenant of Landlord’s election to such effect, Landlord and Tenant may elect to mutually agree in a written amendment to this Lease that any such holding over described above shall constitute renewal of this Lease for a period from month to month or one (1) year, whichever is specified in such notice, in either case at a Monthly Base Rent amount mutually agreed upon by the parties, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.
15.
    SUBORDINATION.
15.1
    Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to any ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Property, Landlord’s interest or estate in the Property, or any ground or underlying lease; provided, however, that if the lessor, mortgagee, trustee, or holder of any such ground or underlying lease, mortgage or deed of trust (each, a "Lender") elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver within ten (10) business days after Landlord’s request such further instruments evidencing such subordination or superiority of this Lease as may be required by Landlord, so long as such instruments include reference to the fact that Tenant’s rights under this Lease shall not be disturbed on account of such subordination so long as Tenant has not committed a default under this Lease. Tenant’s failure to sign and return any such documents following an additional five (5) business day cure period after notice shall constitute an immediate Event of Default (as defined in Article 18). Notwithstanding the foregoing, Tenant's right to quiet possession of the Premises shall not be disturbed on account of such subordination so long as Tenant is not in default, pays all rent and otherwise observes and performs all of its obligations under this Lease, unless this Lease is otherwise terminated pursuant to its terms.

15.2
    Landlord agrees to use commercially reasonable efforts to cause its existing Lender to deliver to Tenant as soon as reasonably practicable, but in no event later than fifteen (15) days after complete execution of this Lease, at no cost to Landlord, such Lender’s standard subordination, non-disturbance and attornment agreement which provides, among other things, that Tenant’s right to possession of the Premises shall not be disturbed on account of such subordination so long as Tenant has not committed a default under this Lease ("SNDA Agreement"). Tenant shall cooperate in all respects with Landlord's efforts, provide all information reasonably required by such Lender, pay all fees and costs charged by such Lender in connection with procuring or attempting to procure such SNDA Agreement and promptly execute such SNDA Agreement as provided in Section 15.1 above. Landlord shall not be required to institute any legal action or proceeding in order to obtain such SNDA Agreement and it shall not be a default by Landlord or a defense to the enforceability of this Lease in favor of Tenant if Landlord is unable to obtain delivery of such an SNDA Agreement to Tenant.
15.3
    As a condition precedent to the subordination of this Lease to the lien of any future Lender, Landlord shall cause any such future Lender to deliver to Tenant such future Lender’s standard SNDA Agreement. Tenant shall cooperate in all respects with Landlord's efforts, provide all information reasonably required by any such Lender and promptly execute such SNDA Agreement as provided in Section 15.1 above. Landlord shall not be required to institute any legal action or proceeding in order to obtain such SNDA Agreement. It shall not be a default by Landlord or a defense to the enforceability of this Lease in favor of Tenant if Landlord is unable to obtain delivery of such SNDA Agreement to Tenant (but instead this Lease will not be subordinated).
16.
    RULES AND REGULATIONS.
Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit C to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Buildings of any such rules and regulations. Landlord shall enforce such rules and regulations in a uniform and non-discriminatory manner.
17.
    REENTRY BY LANDLORD.
17.1
    Subject to the terms of this Lease, Landlord reserves and shall at all reasonable times have the right to re-enter the Premises and the Building (a) to inspect the Premises and the Building, (b) to show the Premises and the Building to prospective purchasers or mortgagees, (c) during the last twelve (12) months of the Term, to show the Premises and the Building to prospective tenants, and (d) to exercise its rights under Section 7.6. of this Lease. In connection with any maintenance and repair of the Building or exterior areas of the Premises by Landlord under this Lease, or any alterations or improvements of the Building or the Premises which have been coordinated with and approved by Tenant (such approval not to be unreasonably withheld), Landlord may erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided that Tenant has reasonable means of access to the Premises and the Building and the business activities of Tenant at the Building are not interfered with unreasonably. Notwithstanding the foregoing, except (i) to the extent requested by Tenant, and/or (ii) in the event of an emergency, Landlord shall provide to Tenant at least twenty-four (24) hours’ advance notice (either written or oral) before Landlord enters the Building to perform any repairs therein. Further, a representative of Tenant may be present in the Building during any such entry into the Building (provided that, in the event of an emergency, Landlord shall not be obligated to delay its work merely because Tenant’s representative is not present). Landlord shall have the right at any time to change the arrangement and/or locations of common areas of the Property provided that Tenant’s use of the Building and parking areas is not adversely and materially impacted, and the Building and parking areas at all times remain accessible by reasonable means. In the event that

Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Building, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Building or the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 17, with the exception of foreseeable, direct and actual damages incurred by Tenant as a result of Landlord’s gross negligence or willful misconduct.
17.2
    For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. As to any portion to which access cannot be had by means of a key or keys in Landlord’s possession, Landlord is authorized to gain access by such means as Landlord shall elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord within thirty (30) days of Landlord’s demand.
18.
    DEFAULT.
The following events shall be deemed to be Events of Default under this Lease:
18.1
    Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) days after written notice that such payment was not made when due, but if any such notice shall be given and the default shall not be cured within the applicable cure period and is continuing, then for the twelve (12) month period commencing with the date of such notice, the failure to pay within five (5) days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default.
18.2
    Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within thirty (30) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant provided, however, that such failure shall not be an event of default if such failure could not reasonably be cured during such thirty (30) day period, Tenant has commenced the cure within such thirty (30) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed ninety (90) days.
18.3
    Tenant shall fail to vacate the Building and the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only, but subject to the terms and conditions of Article 14.
18.4
    Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

18.5
    A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of entry thereof.
19.
    REMEDIES.
19.1
    Upon the occurrence of any of the Events of Default described or referred to in Article 18, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:
19.1.1
    Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.
19.1.2
    Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Building immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Building and the Premises in such event and to repossess Landlord of the Building and the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or be within the Building or the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord under this Lease or by operation of law.
19.1.3
    Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of: (a) an amount by which the then present value of the rent reserved in this Lease for the residue of the stated Term of this Lease including any amounts treated as additional rent under this Lease and all other sums provided in this Lease to be paid by Tenant, exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (b) the value of the time and expense necessary to obtain a replacement tenant or tenants, and the estimated expenses relating to recovery of the Building and the Premises, preparation for reletting and for reletting itself; (c) the cost of performing any other covenants which would have otherwise been performed by Tenant; (d) the Rent Abatement; and (e) the unamortized portion of all tenant improvement costs, allowances, attorneys' fees, brokers' commissions and any other concessions provided by Landlord in connection with this Lease.
19.1.4
    Upon any termination of Tenant’s right to possession only without termination of the Lease:
19.1.4.1
     Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Section 19.1.2 shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, under this Lease for the full Term, and if Landlord so elects Tenant shall continue to pay to Landlord the entire amount of the rent as and when it becomes due, including any amounts treated as additional rent under this Lease, for the remainder of the Term plus any other sums provided in this Lease to be paid by Tenant for the remainder of the Term.

19.1.4.2
     Landlord shall use commercially reasonable efforts to relet the Building or portions thereof to the extent required by applicable law. Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Property generally and that in any case that Landlord shall not be required to give any preference or priority to the showing or leasing of the Building or portions thereof over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available and that Landlord shall have the right to relet the Building for a greater or lesser term than that remaining under this Lease, the right to relet only a portion of the Building, or a portion of the Building or the entire Building as a part of a larger area, and the right to change the character or use of the Building. In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Building or the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall pay the cost thereof, together with Landlord’s expenses of reletting, including, without limitation, any commission incurred by Landlord, within five (5) days after Landlord’s demand. Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Building upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 9.
19.1.4.3
     Until such time as Landlord shall elect to terminate the Lease and shall thereupon be entitled to recover the amounts specified in such case in Section 19.1.3, Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this Lease for the remaining Term, together with (a) the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including reasonable attorneys’ fees and broker’s commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Building, (b) the Rent Abatement, and (c) the unamortized portion of all tenant improvement costs, allowances, attorneys' fees, brokers' commissions and any other concessions provided by Landlord in connection with this Lease; and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under this Article 19 as they become due. Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.
19.2
    Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant’s sole expense. Without limiting the generality of the foregoing, Landlord may, at Landlord’s option, enter into and upon the Premises if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease or to otherwise effect compliance with its obligations under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and Tenant agrees to reimburse Landlord within five (5) days after Landlord’s demand as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, plus interest from the date of expenditure by Landlord at the Default Rate (as defined below).
19.3
    If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys’ fees and costs. Tenant expressly waives any right to trial by jury.

19.4
    Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.
19.5
    No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such default or of Landlord’s right to enforce any such remedies with respect to such default or any subsequent default.
19.6
    To secure the payment of all rentals and other sums of money becoming due from Tenant under this Lease, Landlord shall have and Tenant grants to Landlord a continuing security interest upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in rent as well as any and all other sums of money then due to Landlord under this Lease shall first have been paid and discharged. Upon the occurrence of an Event of Default, Landlord shall have, in addition to any other remedies provided in this Lease or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Section 19.6 at public or private sale upon five (5) days’ notice to Tenant. Tenant hereby authorizes Landlord to file, and if requested, shall execute all such financing statements and other instruments as shall be deemed necessary or desirable in Landlord’s discretion to perfect and continue to perfection of the security interest hereby created and shall sign any such other related documents promptly upon request.
19.7
    Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.
19.8
    If an Event of Default by Tenant occurs under this Lease, Landlord shall be entitled to recover interest on all unpaid rent, additional rent, late charges and other sums payable under this Lease, costs to recover possession of the Building and the Premises, costs to return the Building and the Premises to the condition required on surrender thereof by Tenant, costs to remove, store and/or dispose of Tenant's property, costs in connection with reletting the Building (including, without limitation, costs of repairs, alterations, additions and redecoration of the Building, reasonable attorneys’ fees and brokers’ commissions), the amount of the Rent Abatement provided by Landlord under this Lease, attorneys’ fees and costs in connection with enforcing this Lease and collecting sums due hereunder, and any and all other damages recoverable by Landlord under this Lease or applicable law, from the date first due until paid in full, at the rate of fifteen percent (15%) per annum ("Default Rate").

20.
    QUIET ENJOYMENT.
Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Except as set forth in Article 13, Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.
21.
    CASUALTY.
21.1
    Landlord shall maintain causes of loss-special form property insurance covering the Building as it exists on the Lease Date (i.e., as shown on those certain As-Built Drawings prepared by D.L. Withers Construction and dated 01-26-2016, hereinafter the "D.L. Withers Drawings"), in an amount not less than ninety percent (90%) of the replacement cost thereof and, if Landlord so elects or is otherwise mandated by applicable law or required by Landlord's Lender, flood and wind coverage, the cost of all of which shall be included in the Insurance Costs charged to Tenant pursuant to Article 4. Such insurance shall be for the sole benefit of Landlord and under its sole control. Tenant shall not take out separate insurance on the Building concurrent in form or contributing in the event of loss with that required to be maintained by Landlord hereunder unless Landlord is included as an additional loss payee thereon; provided, however, Landlord need not be included as an additional loss payee on any insurance coverages maintained by Tenant on the Tenant Improvements, any Alterations, or Tenant's trade fixtures, inventory and other business personal property installed in the Building or on the Premises by, or belonging to, Tenant. Tenant shall immediately notify Landlord whenever any such separate insurance on the Building is taken out and shall promptly deliver to Landlord the policy or policies of such insurance. In the event the Premises or the Building are damaged by fire or other cause, and to the extent Landlord makes sufficient insurance proceeds available to Tenant for the cost and expense of same, Tenant shall forthwith repair, reconstruct and restore the same as nearly as possible to the condition that the same were in immediately prior to such damage, but with such changes or alterations as may be reasonably requested by Tenant and reasonably acceptable to Landlord or otherwise required by law, and this Lease and Tenant's obligation to pay rent and additional rent hereunder shall remain in full force and effect. Such repairs, reconstruction, restoration, changes and alterations, including the cost of any temporary repairs for the protection of the Building and the Premises, or any portion thereof, pending completion thereof, and to the extent Landlord makes sufficient insurance proceeds available to Tenant for same, are referred to as the "Restoration Work". Notwithstanding anything otherwise provided above, at the option of Tenant, Landlord shall perform that portion of the Restoration Work necessary to repair and restore the Building and the Premises to their condition existing on the Lease Date (as shown on the D.L. Withers Drawings) (herein, the "Base Restoration Work"), using the proceeds of Landlord's property insurance. Landlord shall not, in any event, be required to repair or replace any damage or loss by or from fire or other cause to the Tenant Improvements, any Alterations, or Tenant's trade fixtures, inventory and other business personal property installed in the Building or on the Premises by, or belonging to, Tenant.
21.2
    The Restoration Work to be performed by Tenant shall be performed (a) in compliance with the terms and conditions set forth in Exhibit B for performance of the initial Tenant Improvements, except with respect to any fixed date deadlines therein that clearly pertain only to the initial Tenant Improvements, (b) using a licensed architect and general contractor reasonably acceptable to Landlord (if the Architect and general contractor specified in Exhibit B are no longer available or desirable), and (c) pursuant to detailed plans and specifications which have first been approved by Landlord in writing, pursuant to the provisions set forth in Section 4 of Exhibit B. As applicable, all insurance proceeds recovered and available from Landlord's and Tenant's Causes of Loss - Special Form insurance for the Building (but excluding insurance proceeds recovered for the Tenant Improvements, any Alterations, or Tenant's trade fixtures, inventory and other business personal property installed in the Building or on the Premises by, or belonging to, Tenant) shall be held by Landlord (less the reasonable costs, if any, to Landlord of such recovery), and shall be applied to the payment of the costs of the Base Restoration Work and shall be paid out from time to time as the Base Restoration Work progresses, in the same manner and subject to the same terms, covenants and conditions set forth in Section 5 of Exhibit B for payment of the Allowance. If the net amount of such insurance proceeds is reasonably deemed insufficient by Landlord to complete the Base Restoration Work (exclusive of the Tenant Improvements, any Alterations and Tenant's trade fixtures, inventory and other business personal property), subject to Section 21.3(b) below, Landlord shall fund, at its sole cost and expense, the amount necessary to complete the Base Restoration Work which is in excess of the available insurance proceeds (the "Excess Restoration Costs").
21.3
    Notwithstanding anything to the contrary contained in this Article: (a) Landlord and Tenant shall not have any obligation to complete any Restoration Work when the damage resulting from any casualty covered by the provisions of this Article 21 occurs during the last twelve (12) months of the Term or any Option Term, provided that if Landlord and Tenant elect not to repair any such damage occurring during the last twelve (12) months of the Term or any Option Term, and if such damage renders any material portion of the Building untenantable, then Tenant shall have the right to abate the Base Rent and additional rent next becoming due under this Lease for the portion of the Building rendered untenantable by delivering written notice thereof to Landlord; and (b) in the event Landlord's Lender requires that any insurance proceeds be applied to any indebtedness secured by a mortgage or deed of trust covering the Premises or the Building, Landlord shall have the right to either (i) self-fund the Restoration Work to the extent of the amount payable to its Lender out of such insurance proceeds, or (ii) terminate this Lease by delivering written notice of termination to Tenant. If this Lease is terminated under this Article 21 after a fire or other casualty, Tenant shall deliver to Landlord all proceeds of insurance applicable to any Tenant Improvements and Alterations that are damaged, excepting only the Required Removables, Tenant's trade fixtures, inventory and other business personal property. If this Lease is so terminated but Tenant fails to receive insurance proceeds covering the full replacement cost of such Tenant Improvements and Alterations other than the Required Removables, Tenant shall be deemed to have self-insured the replacement cost of the same and shall pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Tenant's insurance with respect to such items.
21.4
    Notwithstanding anything to the contrary contained in this Article 21, if Tenant or Landlord is obligated to complete any Restoration Work, or portions thereof, but is delayed from completing such Restoration Work for a period of twelve (12) months after the scheduled date for completion thereof (as set forth in the applicable construction schedule), by reason of any causes beyond the reasonable control of such party (including strikes, lockouts, casualties, Acts of God or terrorism, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of such party), then either party may elect to terminate this Lease upon written notice given to the other party prior to completion of such Restoration Work.
21.5
    In the event of any damage or destruction to the Building or the Premises by any peril covered by the provisions of this Article 21, it shall be Tenant’s responsibility to properly secure the Building and upon notice from Landlord to remove forthwith, at its sole cost and expense, all of the property belonging to Tenant or its licensees from such portion or all of the Building or the Premises as Landlord shall request.
21.6
    This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, except as expressly provided herein, Landlord and Tenant each hereby waives any and all provisions of applicable law that provide alternative rights for the parties in the event of damage or destruction (including, without limitation, the provisions of Section 33-343 of the Arizona Revised Statutes, and any successor statute or laws of a similar nature).

22.
    EMINENT DOMAIN.
If all or any substantial part of the Building or the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Building. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term.
23.
    SALE BY LANDLORD.
In event of a sale or conveyance by Landlord of the Building, the Premises or the Property, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 23, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.
24.
    ESTOPPEL CERTIFICATES.
24.1
    Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other factual matters as may be requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Section 24.1 may be relied upon by any mortgagee, beneficiary or purchaser, and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such ten (10) business day period, Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant.
24.2
    Within ten (10) business days following any written request which Tenant may make from time to time, Landlord shall execute and deliver to Tenant a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Landlord’s statement; and (e) such other factual matters as may be requested by Tenant. Landlord and Tenant intend that any statement delivered pursuant to this Section 24.2 may be relied upon by Tenant and any prospective lender, investor or purchaser. Landlord irrevocably agrees that if Landlord fails to execute and deliver such certificate within such ten (10) business day period, Tenant may execute and deliver such certificate on Landlord's behalf, and that such certificate shall be fully binding on Landlord.
25.
    SURRENDER OF PREMISES.
25.1
    Tenant shall arrange to meet Landlord for two (2) joint inspections of the Building and the Premises, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Building and the Premises. In the event of Tenant’s failure to arrange such joint inspections and/or participate in either such inspection, Landlord’s inspection at or after Tenant’s vacating the Building and the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.
25.2
    All Tenant Improvements and Alterations (as defined in Article 6) shall be and remain the property of Tenant during the Term. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Building and the Premises, together with all such Tenant Improvements and Alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty. Notwithstanding the foregoing, at the end of the Term or any renewal of the Term or other sooner termination of this Lease, (a) Tenant shall, at Tenant’s sole cost, remove any Tenant Improvements installed pursuant to Exhibit B or Alterations installed thereafter which Landlord has, by written notice delivered to Tenant at the time Landlord approves such Tenant Improvements or other Alterations, identified as Tenant Improvements or Alterations which Landlord will require that Tenant remove at the end of the Term ("Required Removables"), (b) repair any damage caused by such removal, and (c) restore the Building and the Premises to their condition existing immediately prior to the installation of the Required Removables. Such obligations of removal and restoration shall survive the expiration or earlier termination of this Lease. All other Tenant Improvements and Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale. Tenant must, at Tenant’s sole cost, remove upon termination of this Lease, any and all of Tenant’s furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property, as well as all data/telecommunications cabling and wiring installed by or on behalf of Tenant, whether inside walls, under any raised floor or above any ceiling (collectively, "Personalty"). If Tenant fails to remove the Required Removables and/or the Personalty, and repair and restore the Building and the Premises as required above, Landlord shall have the right to do so and Tenant shall pay to Landlord all costs incurred by Landlord in connection therewith, plus a reasonable sum for overhead not to exceed eight percent (8%), which amounts shall be payable within ten (10) days after invoice, together with interest thereon from the date of expenditure until paid in full at the rate of eight percent (8%) per annum, provided that if such sums are not paid by Tenant by the date such sums are due, then such sums shall thereafter accrue interest at the Default Rate until paid in full. Personalty not so removed shall be deemed abandoned by Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as the repair of any damage caused by such removal. In lieu of requiring Tenant to remove the Required Removables and the Personalty, and repair and restore the Building and the Premises as aforesaid, Landlord may, by written notice to Tenant delivered at least thirty (30) days before the end of the Term or any Option Term or any sooner termination of this Lease, require Tenant to pay to Landlord, as additional rent hereunder, the cost of such removal, and repair and restoration in an amount reasonably estimated by Landlord.
25.3
    All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount, as estimated by Landlord, necessary to discharge Tenant’s obligation for unpaid amounts due or to become due to Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied.
26.
    NOTICES.
Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Summary, or at such other address as it has then last specified by written notice delivered in accordance with this Article 26, or if to Tenant at either its aforesaid address or its last known registered office. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant’s Notice Address.
27.
    TAXES PAYABLE BY TENANT.
Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Building or on the Premises. In addition, and notwithstanding anything to the contrary in this Lease, Tenant shall also be liable for, and shall pay to Landlord within thirty (30) days after invoice accompanied by reasonable evidence of such charges, or, at Landlord’s option, as part of Taxes payable hereunder, any and all increases in the property taxes and assessments which are levied against the Premises, Building or Property, to the extent such increases are the result of the installation by or on behalf of Tenant (whether under Exhibit B or thereafter) of alterations, additions or improvements which Landlord reasonably determines are not standard for a typical business park/light industrial property.
28.
    SIGNS; USE OF ROOF SPACE.
28.1
    Tenant shall have the right to install and maintain on the exterior walls of the Building such signs bearing Tenant’s name as are allowed by the City of Mesa. The design details (including lettering, style, font, colors, etc.), construction, manner of installation, lighting and all other aspects of the signs shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, shall reasonably conform to Landlord’s overall signage plan for the Property, and shall be further subject to the approval of the City of Mesa, with any necessary permits and licenses to be obtained by Tenant at Tenant’s sole cost and expense. The signs may not be attached to the face of the Building or connected to any electrical, lighting or other utility systems serving the Building in any manner which may adversely affect the structure of the Building or any of the mechanical, electrical, lighting, life safety, or other systems of the Building. After Tenant has obtained all such necessary approvals, permits and licenses, Tenant shall engage a sign contractor reasonably acceptable to Landlord to construct and install the signs, all at Tenant’s sole cost and expense. Tenant shall cause its vendor to comply with all rules and regulations of the Property during such construction and installation. Landlord shall have the right, at no cost to Tenant, to supervise the attachment of the signs to the face of the Building and all connections to electrical, lighting and other utility lines serving the Building. Tenant shall maintain the signs in good condition and repair, at Tenant’s sole cost and expense, and shall indemnify, defend and hold harmless Landlord and the Landlord Entities for, from and against any injury, loss or damage arising from the installation, maintenance or removal of the signs. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant shall promptly remove all such signs and related improvements, repair any and all damage caused by such removal, and restore the Building to its condition existing prior to installation of the signs. Such obligations of removal and restoration shall survive the expiration or earlier termination of this Lease. If Tenant at any time fails to promptly perform its maintenance obligations or remove all such signs and repair any and all such damage, Landlord shall have the right to do so at Tenant’s sole cost and expense and Tenant shall promptly reimburse Landlord for any such reasonable costs and expenses, as additional rent.

28.2
    Notwithstanding any provision of this Lease to the contrary, Tenant shall have the right to use the roof of the Building ("Roof Space") for the sole purpose of installing, maintaining and operating satellite dishes, microwave antennas or other communication devices (together with all related equipment, cabling and wiring, the "Devices"), and photovoltaic solar panels ("Solar Panels"), subject to the following terms and conditions:
28.2.1
    There shall be no rent or other payments due from Tenant for the Roof Space, but all other obligations of Tenant in this Lease, including, without limitation, the insurance and indemnity obligations owed to Landlord and the Landlord Entities, shall apply equally with respect to all matters pertaining to the Solar Panels, the Devices and the use of the Roof Space. Tenant shall give Landlord prompt notice of any casualty, injury or accident occurring on, or related to, the roof of the Building. The Devices shall be used only for Tenant’s own purposes and in no event shall Tenant allow any provider of telecommunication, video, data or related services ("Communication Services") to locate any equipment on the roof of the Building, nor shall Tenant use the roof of the Building or the Devices to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of another building.
28.2.2
    The Solar Panels and the Devices (together with a visual screen wall as may be reasonably specified by Landlord) shall be installed, operated and maintained at Tenant's sole risk, cost and expense and Tenant shall comply with all rules and regulations of the Property, all other applicable provisions of this Lease, all applicable laws and regulations, and Landlord's policies and practices for the Building relating to the installation, use and maintenance of the Solar Panels and the Devices. Tenant's right to install the Solar Panels and the Devices shall be subject to the approval rights of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and Landlord's architect and/or engineer with respect to the plans and specifications of the Solar Panels and the Devices, the manner in which the Solar Panels and the Devices are attached to the roof of the Building and the manner in which any cables are run to and from the Solar Panels and/or the Devices. The precise specifications and a general description of the Solar Panels and the Devices along with all documents Landlord reasonably requires to review the installation of such Solar Panels and the Devices shall be submitted to Landlord for Landlord's written approval and Tenant must obtain Landlord's written approval prior to the installation of the Solar Panels and the Devices, which approval shall not be unreasonably withheld, conditioned or delayed. Furthermore, prior to such installation, Tenant shall coordinate with Landlord's warranty roofer to ensure that the installation, use and maintenance of the Solar Panels and the Devices do not and will not void or otherwise diminish the protection afforded by Landlord's roof warranty. If such installation requires penetrations of the roof, or if otherwise required by Landlord, Tenant, at its sole cost and expense, shall retain the roofing contractor having a then existing warranty in effect on the roof to perform such work All sales taxes, use and occupancy taxes and taxes and charges in the nature thereof with respect to the Solar Panels and/or the Devices are the responsibility of and shall be paid by Tenant.
28.2.3
    Tenant agrees to maintain the Solar Panels and the Devices in proper operating condition and satisfactory condition as to appearance and safety. Tenant shall keep the roof free of all trash and waste materials produced by Tenant or any Tenant Entities. If Landlord reasonably determines that the Solar Panels and/or the Devices do not comply with the approved plans and specifications, that the Building or Building's electrical, mechanical or life-safety systems have been damaged during installation of the Solar Panels or the Devices, that the installation was defective or that Tenant is not maintaining the Solar Panels or the Devices in good condition and repair as required herein, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant shall immediately cure the defects.
28.2.4
    Unless otherwise directed by Landlord at the end of the Term or any renewal of the Term or other sooner termination of this Lease, the Solar Panels and the Devices, the appurtenances and the visual screen wall, if any, shall automatically be considered Required Removables that will remain the personal property of Tenant, and shall be removed by Tenant at its own expense upon the expiration of the Term or other sooner termination of this Lease. Alternatively, if Tenant vacates the Building without removing the Solar Panels and/or the Devices and Landlord elects in its sole discretion not to require such removal, or if Landlord otherwise requests that Tenant leave the Solar Panels and/or the Devices intact on the Building, and in connection therewith, Landlord and Tenant agreed upon a commercially reasonable amount of consideration to be paid to Tenant for leaving such items intact on the Building, then Tenant shall not remove the same and ownership to the same shall pass to Landlord as if voluntarily conveyed by deed or bill of sale and Tenant shall have no further claim thereto following receipt of the agreed-upon consideration from Landlord. Tenant shall repair any damage caused by installation and/or removal of the Solar Panels and/or the Devices and shall restore the roof to the condition it was in prior to Tenant installing and using the Solar Panels and/or the Devices, reasonable wear and tear excepted. Such obligations of removal and restoration shall survive the expiration or earlier termination of this Lease. If Tenant at any time fails to promptly perform its maintenance obligations under this Section 28.2, or if Tenant fails to remove all such Solar Panels and/or the Devices and repair any and all such damage, Landlord shall have the right to do so at Tenant’s sole cost and expense and Tenant shall promptly reimburse Landlord for all such costs and expenses, together with a reasonable fee for overhead not to exceed eight percent (8%), as additional rent.
29.
    DEFINED TERMS AND HEADINGS.
The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms "Tenant" and "Landlord" or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof.
30.
    TENANT’S AUTHORITY; OFAC.
30.1
    If Tenant signs as a corporation, partnership, trust or other legal entity, each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.
30.2
    Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons."
30.3
    Landlord hereby represents and warrants that neither Landlord, nor any persons or entities holding any legal or beneficial interest whatsoever in Landlord, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the OFAC; (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive

Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons."
31.
    FINANCIAL STATEMENTS AND CREDIT REPORTS.
At Landlord’s request, to be given in writing not more than one (1) time during any twelve (12)-month period during the Term (unless the same has been requested by any Lender of Landlord or by any prospective Lender or any prospective purchaser of the Building, Premises or Property), Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report. The foregoing provisions of this Article 31 shall not apply so long as the “Tenant” is publicly-traded on a recognized national stock exchange and its financial statements and information are available to the public over the internet (as is the case with Dexcom, Inc., as of the Lease Date).
32.
    COMMISSIONS.
Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Summary.
33.
    TIME AND APPLICABLE LAW.
Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Property is located. Venue for any litigation between the parties hereto concerning this Lease or the occupancy of the Premises shall be initiated in the county in which the Premises are located.
34.
    SUCCESSORS AND ASSIGNS.
Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.
35.
    ENTIRE AGREEMENT.
This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.
36.
    EXAMINATION NOT OPTION.
Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants.

37.
    RECORDATION.
Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord. Notwithstanding the foregoing, Landlord and Tenant hereby agree to execute and record a short form memorandum of this Lease in the form attached hereto as Exhibit F (the "Memorandum of Lease") within ten (10) business days after the later of (i) the date of mutual execution hereof or (ii) the date that Tenant, at Tenant's sole cost and expense, prepares a legal description for the Premises (separate from the remainder of the Property) which is acceptable to the parties. Recordation of the Memorandum of Lease shall be at Tenant's expense.
38.
    LIMITATION OF LANDLORD’S LIABILITY.
Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Property. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, managers, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
39.
    EXPENDITURES BY LANDLORD.
Whenever under any provision of this Lease Tenant is obligated to make any payment or expenditure, or to do any act or thing, or to incur any liability whatsoever, and Tenant fails, refuses or neglects to perform as herein required, Landlord shall be entitled, but shall not be obligated, to make any such payment or to do any such act or thing, or to incur any such liability, all on behalf of and at the cost and for the account of Tenant. All costs and expenditures in connection therewith, together with a reasonable fee for overhead not to exceed eight percent (8%), shall be paid by Tenant to Landlord, as additional rent, promptly upon receipt of a bill therefor.
40.
    CONFIDENTIALITY.
Except to the extent Tenant is required by law to disclose the same in Tenant’s Form 8-K or other required filings with the United States Securities and Exchange Commission ("SEC") (as is the case with Dexcom, Inc., as of the Lease Date), each of Landlord and Tenant shall cause the rental rates and other terms of this Lease (the "Confidential Information") to be kept strictly confidential and neither party shall, either directly or indirectly, with or without cause, in whole or in part, disclose, or permit to be disclosed, any Confidential Information to any other person or party, or use or permit the use of such Confidential Information in any manner other than in connection with enforcing the terms and conditions of this Lease. A breach of this covenant shall be an immediate material breach and Event of Default under this Lease, subjecting the breaching party to any and all of the other party’s rights and remedies available under this Lease, and/or at law or in equity. The foregoing covenant shall not, however, prohibit Landlord and Tenant from disclosing the Confidential Information (a) to its respective brokers, financial and other professional advisors, (b) to its lenders, investors or beneficiaries, or any prospective lenders, investors, purchasers or beneficiaries, (c) in connection with any litigation or arbitration proceedings, (d) in response to any governmental request, (e) as may be required by court order or subpoena, or (f) as may otherwise be required by law (including requirements imposed by the SEC on publicly-traded companies). This covenant of confidentiality shall survive the expiration or earlier termination of this Lease or Tenant's right to possession of the Premises.
41.
    LANDLORD DEFAULT.
Subject to the terms of Section 7.1(c), in the event of a breach, default or noncompliance hereunder by Landlord, Tenant agrees, before exercising any right or remedy available Tenant, to give Landlord written notice of the claimed breach, default or noncompliance. If prior to its giving such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of any Lender (as defined in Article 15), concurrently with giving the notice to Landlord, Tenant agrees to also give notice by overnight delivery or registered mail to such Lender. For the thirty (30) days following such notice (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be remedied within thirty (30) days), Landlord shall have the right to cure the breach, default or noncompliance involved. If Landlord has failed to cure a default within said period, any such Lender shall have an additional thirty (30) days within which to cure the same or, if such default cannot be cured within that period, such additional time as may be necessary if within such thirty (30) day period said Lender has commenced and is diligently pursuing the actions or remedies necessary to cure the breach, default or noncompliance involved (including, but not limited to, commencement and prosecution of proceedings to foreclose or otherwise exercise its rights under its mortgage or other security instrument or ground lease, if necessary to effect such cure), in which event Tenant shall not be entitled to exercise any right or remedy available to it under this Lease so long as such actions or remedies are being diligently pursued by said Lender. In no event shall Tenant have the right to terminate this Lease as a result of Landlord's default and Tenant's remedies shall be limited to an injunction and/or actual damages (but not special, punitive or consequential damages). If Tenant fails to give notice to Landlord and any Lender of a default within twelve (12) months after Tenant has actual knowledge of the occurrence of the events pursuant to which the default arises or would occur with notice as provided above, thereafter Tenant shall have no right to deem the same a default hereunder.
42.
    OPTIONS TO EXTEND.
42.1
    Landlord hereby grants Tenant four (4) options (each, an “Option to Extend”) to extend the Term for the entire Building and Premises only, for additional consecutive periods of five (5) years each (each, an “Option Term”). Each Option to Extend shall be exercised, if at all, only by written notice (“Option Notice”) delivered by Tenant to Landlord at least twelve (12) months, but not more than fifteen (15) months, prior to commencement of the applicable Option Term. If Tenant exercises an Option to Extend, the Term shall be extended for the applicable Option Term upon all of the same terms, covenants and conditions contained in this Lease, except that (a) Monthly Base Rent shall be payable at the rates set forth in the Summary for the first such Option Term, (b) Monthly Base Rent shall be payable at the then Current Market Rate (as determined below) for each subsequent Option Term, and (c) the number of remaining Options to Extend (if any) shall be reduced by one. If Tenant does not deliver an Option Notice within the time period set forth herein, such Option to Extend and any remaining unexercised Options to Extend shall lapse and Tenant shall have no right to extend the Term.
42.2
    The “Current Market Rate” shall mean the bona fide rates, terms and conditions then being offered, as of the commencement of the applicable Option Term, in “arm’s length” transactions to comparable tenants under renewal leases or amendments for comparable space within comparable/similar class buildings in the same geographic submarket as the Building, taking into account all tenant inducements then being given to renewing tenants including, but not limited to, rent abatements, tenant improvement allowances and/or remodeling allowances and parking concessions. Within thirty (30) days after Landlord’s receipt of an Option Notice with respect to either the second, third or fourth Option Terms, Landlord shall provide Tenant written notice of Landlord’s determination of the Current Market Rate for the applicable Option Term, including any step increases over the Option Term. Within ten (10) business days after Landlord delivers its determination of the Current Market Rate to Tenant, Tenant shall, by written notice to Landlord, either accept or reject the Current Market Rate as determined by Landlord. If Tenant does not deliver such written acceptance or rejection within said ten (10) business day period, Tenant shall be deemed to have accepted Landlord’s determination of the Current Market Rate.
42.3
    If Tenant rejects Landlord’s determination of the Current Market Rate within said ten (10) business day period, the parties shall negotiate in good faith in an effort to agree upon the Current Market Rate within fifteen (15) days thereafter. If the parties fail to reach an agreement within said fifteen (15) day negotiation period, each party shall select an impartial appraiser licensed in the State of Arizona, who is a member of the American Institute of Real Estate Appraisers or, if it is not then in existence, a member of the most nearly comparable organization, who has a minimum of ten (10) years’ experience in the Phoenix, Arizona, commercial leasing market, and who is not affiliated with either party or involved in an active transaction in which either party is also involved, and shall notify the other party, in writing, of its selection within ten (10) days after the expiration of the negotiation period. The appraisers shall attempt to reach an agreement concerning the Current Market Rate within the next ten (10) days after their appointment. If the two appraisers agree upon the Current Market Rate, such determination shall be final and binding on the parties and shall constitute the Monthly Base Rent payable by Tenant during the applicable Option Term. If the two appraisers do not mutually agree upon the Current Market Rate, the two appraisers shall promptly select within ten (10) days, and provide their respective proposals of the Current Market Rate to, a third appraiser, and the third appraiser will then notify Landlord and Tenant of such appraiser’s name, address and selection within five (5) days after his or her appointment. The third appraiser shall satisfy the same professional qualifications set forth above for the other appraisers, with the added qualification that he or she shall not have represented either party or any of its affiliates in any capacity during the five (5) years prior to his or her selection as the third appraiser. Within ten (10) days after the selection of the third appraiser, such third appraiser shall select the proposed Current Market Rate provided by either Landlord’s or Tenant’s appraiser in its entirety, without averaging or otherwise adjusting such value in any manner, and shall notify Landlord, Tenant and the other two appraisers of his or her decision. The third appraiser’s decision concerning the Current Market Rate shall be binding upon the parties, shall not be subject to any right of appeal and shall constitute the Monthly Base Rent payable by Tenant during the applicable Option Term. Each party shall be responsible for the fees and costs of its appraiser. The non-prevailing party shall be responsible for the fees and costs of the third appraiser.
42.4
    If Tenant accepts or is deemed to have accepted Landlord’s determination of the Current Market Rate, as set forth above in Section 42.2, or if the Current Market Rate is otherwise determined in accordance with the provisions of Section 42.3 above, Landlord shall prepare and the parties shall both execute an appropriate amendment to this Lease setting forth the extension of the Term for the applicable Option Term and the Monthly Base Rent payable during such Option Term (“Option Term Amendment”). If the Current Market Rate has not been determined as of the commencement of the Option Term and until the Current Market Rate is determined in the manner provided above, Tenant shall pay Monthly Base Rent in an amount equal to 105% of the Monthly Base Rent payable for the calendar month immediately preceding the commencement of the applicable Option Term (“Temporary Rent”). Within ten (10) days after the final determination of the Current Market Rate, Landlord shall refund to Tenant, or Tenant shall pay to Landlord, as the case may be, an amount equal to the difference between the Temporary Rent paid by Tenant and the finally determined Current Market Rate for the same period.
42.5
    Each Option to Extend shall be exercisable by Tenant on the express conditions that at the time of the exercise of the Option to Extend, and upon the date of the commencement of such Option Term, Tenant shall not be in default under any of the provisions of this Lease beyond any applicable cure period, unless such restriction is expressly waived in writing by Landlord (which election shall be in Landlord’s sole discretion). Each Option to Extend is personal to the originally-named Tenant executing this Lease and any Permitted Transferee which assumes this Lease in writing, and may only be exercised by said Tenant or Permitted Transferee. If Tenant mortgages, pledges, hypothecates or encumbers this Lease in violation of Section 9.1, or if Tenant assigns this Lease to other than a Permitted Transferee, or if Tenant sublets all or any portion of the Building or Premises to other than a Permitted Transferee, prior to the exercise of an Option to Extend, such Option to Extend and any remaining unexercised Options to Extend shall lapse. If Tenant mortgages, pledges, hypothecates or encumbers this Lease in violation of Section 9.1, or if Tenant assigns this Lease to other than a Permitted Transferee, or if Tenant sublets all or any portion of the Building or Premises to other than a Permitted Transferee, after the exercise of the Option to Extend, but prior to the commencement of the applicable Option Term, such Option to Extend and any remaining unexercised Options to Extend Term shall lapse and this Lease shall expire as if the Option to Extend had not been exercised, unless such restriction is expressly waived in writing by Landlord (which election shall be in Landlord’s sole discretion).

43.
    TENANT’S RIGHT TO PURCHASE BUILDING.
43.1
    Tenant shall have the right to purchase the Building Parcel (defined below) for the total purchase price of $23,063,535 (based on $155 per square foot of rentable area in the Building) (“Purchase Right”), only by delivering to Landlord a Purchase Exercise Notice (as defined below), together with the Earnest Money (as defined below), not later than April 7, 2017. Tenant may only exercise the Purchase Right one time on or before April 7, 2017. If Tenant does not exercise the Purchase Right by delivering a Purchase Exercise Notice on or before April 7, 2017, or if Tenant exercises the Purchase Right but the sale is not consummated for any reason other than a default by Tenant under this Article 43, then Tenant shall have an ongoing right of first offer to purchase the Building Parcel at the price Landlord is then willing to offer the Building Parcel for sale (“Offer Right”), should Landlord at any time thereafter elect to offer the Building Parcel for sale to an unaffiliated third party. At any time Landlord elects to offer the Building Parcel for sale to an unaffiliated third party separately from the remainder of the Property, Landlord shall deliver written notice to Tenant setting forth the terms of the Offer Right to Tenant, and Tenant shall have ten (10) business days after receipt of such written terms of the Offer Right within which to exercise the Offer Right by delivering to Landlord a Purchase Exercise Notice, together with the Earnest Money. For purposes of this Article 43, “Building Parcel” shall mean the separate legal parcel (as described in Section 43.3 below) that will contain the Premises generally located on the Property north of Birchwood Avenue. “Earnest Money” as used in this Article 43 shall mean an amount equal to $500,000. Notwithstanding any provision of this Article 43 to the contrary, Tenant shall have no Offer Right in the event of the offer or sale by Landlord or its members or managers of any interest in the Building Parcel or of any ownership interest in the entity that owns the Building Parcel or in the entities that are the members or managers thereof to a Landlord Affiliate (as defined below), provided that following such sale Kenn Francis and/or Tod Thorpe (individually or as a trustee of a revocable trust) shall retain (individually or through an entity) an ownership and/or management interest in the Building Parcel, in the entity that owns the Building Parcel or in the entities that are the members or managers thereof. “Landlord Affiliate” means Landlord, Kenn Francis and/or Tod Thorpe, or any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Landlord, Kenn Francis and/or Tod Thorpe, which, in the case of a limited liability company, shall include each manager or member thereof.
43.2
    Tenant shall deliver the Earnest Money to Escrow Agent (defined in Section 43.5 below) in cash or other immediately available U.S. funds, at the same time that Tenant delivers its written notice of the exercise of its Purchase Right or its notice of the exercise of its Offer Right (a “Purchase Exercise Notice”), as the case may be, which amount shall be applied to the purchase price, as further set forth in the Purchase Contract (as defined below). The Earnest Money shall be non-refundable unless (a) the City of Mesa denies Landlord’s application for a Lot Split (as defined below), (b) Tenant disapproves the Declaration (as defined below) proposed by Landlord, (c) there is any lien, claim or encumbrance on title for the Building Parcel that is not one of the Permitted Exceptions (as defined below), or (d) Landlord defaults under its obligations under this Article 43 or the Purchase Contract.
43.3
    Tenant acknowledges that Landlord’s ability to sell the Building Parcel to Tenant pursuant to Tenant’s rights set forth in this Article 43 is strictly contingent upon obtaining the City of Mesa’s approval to split (the “Lot Split”) the parcel of real property on which the Property is currently situated (as of the Lease Date) into two separate legal parcels, one of which will contain the Building and become the Building Parcel. In the event Landlord has not caused the Lot Split to occur prior to the delivery of a Purchase Exercise Notice by Tenant, Landlord shall use commercially reasonable efforts to obtain the Lot Split following the delivery of a Purchase Exercise Notice, provided that Landlord shall not be obligated to spend more than $50,000 to obtain the Lot Split (the “Lot Split Cap”) unless Tenant continues to fund the effort to obtain the Lot Split at its sole cost and expense. If, despite the exercise of commercially reasonable and good faith efforts, Landlord has not obtained the Lot Split after the expenditure of funds up to the Lot Split Cap (as evidenced by invoices provided to Tenant upon written request), Tenant shall have the right to continue to fund the effort to obtain the Lot Split at its sole cost and expense. Notwithstanding any provision of this Article 43 to the contrary, including the immediately preceding sentence regarding the funding of the Lot Split, if the Closing (defined in Section 43.13 below) shall not have occurred by the date that is twelve (12) months after the delivery of the applicable Purchase Exercise Notice (“Outside Closing Date”), then Landlord shall have the right, at its election, upon delivery of written notice to Tenant and Escrow Agent (as defined in Section 43.5 below) within ten (10) days following the Outside Closing Date, to terminate the Purchase Contract (as defined in Section 43.5 below), in which event the Earnest Money shall be returned to Tenant.
43.4
    In connection with the Lot Split, Landlord may record any reasonably necessary or desirable declaration or agreement concerning cross-access (vehicular and pedestrian) and other easements between the parcel on which the Building is located and the adjacent parcel that will benefit and burden the parcels (the “Declaration”); provided, however, that Tenant shall have the right to reasonably comment upon and approve any such proposed Declaration prior to the Earnest Money becoming non-refundable, and that such Declaration shall not provide for cross parking, as the parcels shall be self-parked.
43.5
    If Tenant timely and properly exercises the Purchase Right or the Offer Right, as the case may be, Landlord shall: (a) open escrow with, and deliver the Earnest Money to, First American Title Insurance Company (the name of the escrow officer to be determined by Landlord), which company shall act as the escrow agent and title insurer for this transaction (“Escrow Agent”); (b) if the Lot Split has not then already been approved, apply to the City of Mesa for the Lot Split; and (c) prepare a draft purchase contract (“Purchase Contract”) for Tenant to review and comment upon, setting forth the proposed terms by which Tenant shall purchase the Building Parcel, including, but not limited to, the terms of the Purchase Right or Offer Right, as applicable. If the City of Mesa, after exhaustion of any and all rights of appeal by Landlord, subject to the Lot Split Cap (unless Tenant agrees to continue to fund the same as provided above) and the Outside Closing Date, refuses to approve the Lot Split, then this Article 43 shall be null and void in its entirety.
43.6
    The Purchase Contract shall, among other matters, provide for: (a) a closing date (“Closing Date”) that is not more than thirty (30) days after the later of (i) the date that Tenant properly exercises the Purchase Right or Offer Right under this Article 43 (if the Lot Split already has been approved), or (ii) the date that the City of Mesa approves the Lot Split; and (b) conveyance of fee simple title to the Building Parcel by special warranty deed, subject to (i) non-delinquent taxes, (ii) any lien, claim, encumbrance or other matter of record existing as of the Lease Date, excluding all monetary liens created by the acts or omissions of Landlord, including, but not limited to, all judgment and tax liens, mechanics and materialman’s liens and professional liens, mortgages or deeds of trust recorded against the Building Parcel, (iii) any additional matters that may be specifically approved, in writing, by Tenant or otherwise deemed approved or accepted by Tenant, (iv) matters arising out of any act of Tenant or any Tenant Entities, (v) the Declaration, if applicable, in a form approved by Tenant, and (vi) any lien, claim or encumbrance or other matter, except liens, claims or adverse encumbrances caused by any act of Landlord (except to the extent Landlord causes any such liens or claims to be bonded or insured over) (collectively, “Permitted Exceptions”). Notwithstanding the foregoing, if any so-called speculative builder tax may be assessed against the sale of the Building Parcel, the Closing Date shall be delayed until such tax shall not be applicable, unless Tenant shall agree to be solely responsible for such tax. In light of Tenant's occupancy and possession of the Building and Premises as the “Tenant” under this Lease, Tenant shall have no right or entitlement to any due diligence or investigation period of or about the Building Parcel pursuant to which Tenant would have any unilateral right to revoke its exercise of its Purchase Right or Offer Right, as applicable, and avoid consummating its acquisition of the Building Parcel. Notwithstanding the immediately preceding sentence, after Landlord’s receipt of a Purchase Exercise Notice, to the extent not previously made available or delivered to Tenant, Landlord will either make available to or deliver to Tenant copies of the following documents (which documents are called collectively the “Due Diligence Documents”): (i) service contracts and all other written contracts or agreements in Landlord's possession which affect the Building Parcel; (ii) a survey of the Building Parcel, if in Landlord’s possession; and (iii) any environmental, engineering, structural or soils reports, and any building/architectural plans and specifications, to the extent in Landlord’s possession.

43.7
     Landlord has not undertaken and shall not undertake any independent investigation as to the truth or accuracy of any of the Due Diligence Documents or other documents or materials provided to Tenant, and is providing access to same to Tenant solely as an accommodation. Landlord makes no representation or warranty whatsoever, express or implied, as to the completeness, content or accuracy of the Due Diligence Documents. Tenant shall have no claim against any Landlord Entity by reason of the information contained in, or that should have been contained in, the Due Diligence Documents. The provisions of this Section 43.7 shall be included in and shall survive the Closing or the termination of the Purchase Contract (if the parties enter into a Purchase Contract).
43.8
    If Tenant exercises the Purchase Right or Offer Right or the purchase of the Building Parcel hereunder is closed prior to disbursement to Tenant of the entire Allowance (as defined in Exhibit B), Landlord shall have no further obligation to disburse to Tenant the remaining portion of the Allowance.
43.9
    Except as otherwise provided herein or in the terms of the Purchase Contract, Landlord and Tenant shall share all costs in connection with the purchase of the Building Parcel and the transactions contemplated by this Article 43 in a manner customary for the county in which the Building Parcel is located, including, without limitation, any recording fees, broker fees, closing or escrow fees, title insurance premiums, survey costs and transfer fees and taxes. Except as otherwise provided herein, Landlord has no obligation to provide ALTA extended title insurance coverage or a survey of the Building Parcel to Tenant, and if Tenant elects to procure either or both an ALTA extended coverage title insurance policy and/or a survey, such procurement shall not be a condition precedent to Tenant's obligation to close once Tenant delivers its Purchase Exercise Notice; provided, however, it shall be a condition precedent to Tenant’s obligation to close that Landlord cause to be procured for Tenant’s benefit an ALTA standard coverage policy of title insurance, and Landlord shall pay for the standard coverage portion of such owner’s policy of title insurance obtained by Tenant from Escrow Agent and one-half (1/2) of the escrow fees and other closing costs, in accordance with county custom. Each of Landlord and Tenant shall be responsible for their respective attorneys' fees.
43.10
    The sale of the Building Parcel as provided for herein shall be made on a "AS IS," "WHERE-IS" basis as of the Closing Date, without any representations or warranties of any nature whatsoever from Landlord except for those which may be mutually agreed upon in the Purchase Contract. Landlord hereby specifically disclaims any warranty (oral or written) concerning: (a) the nature and condition of the Building Parcel and the suitability thereof for any and all activities and uses that Tenant may elect to conduct thereon, (b) the manner, construction, condition and state of repair or lack of repair of any improvements located thereon, (c) the nature and extent of any right-of-way, lien, encumbrance, license, reservation, condition or otherwise, (d) the compliance of the Building Parcel or its operation with any laws, rules, ordinances, or regulations of any government or other body, and (e) any other matter whatsoever. Tenant expressly acknowledges that, in consideration of the agreements of Landlord herein, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE BUILDING PARCEL, ANY IMPROVEMENTS LOCATED THEREON, OR ANY SOIL CONDITIONS RELATED THERETO. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT IS NOT RELYING ON (AND LANDLORD HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF LANDLORD OF ANY KIND OR NATURE WHATSOEVER.
43.11
    There shall be no proration of any cost or expense items included within Insurance Costs, Taxes or Property Management Expenses; provided, however, that if and to the extent that, as of the Closing Date, Landlord has paid any bills for any Insurance Costs, Taxes or Property Management Expenses incurred (prior to the Closing Date) in connection with the ownership and operation of the Property that, under the terms of this Lease, Tenant would be required to reimburse Landlord for some or all of such Insurance Costs, Taxes or Property Management

Expenses, then at the Closing, Tenant shall be required to pay to Landlord, in addition to the Purchase Price, any such accrued Insurance Costs, Taxes or Property Management Expenses for which Tenant is responsible under this Lease.
43.12
    After the draft Purchase Contract is submitted to Tenant, the parties shall have fifteen (15) business days (“Outside Date”) to attempt to negotiate in good faith an acceptable form of the Purchase Contract. Landlord and Tenant agree that there shall be no conditions precedent to Tenant's obligation to consummate its acquisition of the Building Parcel (e.g. financing contingency), other than (a) the City of Mesa approving the Lot Split, (b) Tenant approving the Declaration proposed by Landlord, (c) there being no lien, claim or encumbrance on title for the Building Parcel other than the Permitted Exceptions, and Escrow Agent being committed to issue a standard coverage owner’s policy of title insurance to Tenant, and (d) Landlord not being in default under this Article 43 or the Purchase Contract. If the parties do not execute and deliver to the Escrow Agent the mutually agreeable form of Purchase Contract prior to the Outside Date, the transaction contemplated by the exercised Purchase Right and Offer Right, as applicable to such proposed form of Purchase Contact, shall be void and of no further force or effect.
43.13
    The purchase of the Building Parcel contemplated herein shall be consummated at a closing (“Closing”) to take place at the offices of Escrow Agent. The Closing shall occur on the Closing Date. The Closing shall be effective as of 11:59 p.m. on the Closing Date. Tenant shall not have the right to escrow or hold back any portion of the purchase price hereunder. The purchase price shall be paid to Landlord at Closing through Escrow Agent, by federal wire transfer of immediately available U.S. funds.
43.14
    If Tenant fails to timely perform or satisfy any of its obligations under this Article 43, including its obligation timely to close on the purchase of the Building Parcel in accordance with terms and conditions of the mutually executed Purchase Contract, then the Purchase Right or Option Right, as the case may be, shall be null and void and, provided that Tenant has deposited the Earnest Money with Landlord or Escrow Agent and Landlord or Escrow Agent has full possession of the Earnest Money free and clear of any claim to such Earnest Money from Tenant or any other party, Landlord's sole remedy shall be to obtain and/or retain the Earnest Money as liquidated damages and not as a penalty and such failure to close shall not itself constitute an Event of Default by Tenant under this Lease. If, for any reason, Landlord or Escrow Agent does not have full possession of the Earnest Money free and clear of any claim to such Earnest Money from Tenant or any other party and Tenant fails to timely perform or satisfy any of its obligations imposed under this Article 43, including its obligation to timely close on the purchase of the Building Parcel in accordance with terms and conditions of the mutually executed Purchase Contract, then the Purchase Right and Option Right shall be null and void and such failure may, at Landlord's sole election, constitute an Event of Default by Tenant under this Lease, and Landlord shall have the right to pursue any or all of the following remedies: (a) seek to obtain and/or retain the Earnest Money as liquidated damages and not as a penalty; and (b) all rights and remedies available to it under this Lease against Tenant. If Landlord fails to timely perform or satisfy its obligation to apply for the Lot Split, and subject to the City of Mesa approving the Lot Split, and thereafter consummate a sale of the Building Parcel pursuant to this Article 43 (for any reason other than a default by Tenant under this Lease or any other reason outside of Landlord's reasonable control), then such failure shall constitute a default by Landlord, and Tenant shall have all rights and remedies available to it under this Lease against Landlord, as well as (i) the right to have the Earnest Money immediately refunded to Tenant and have Landlord reimburse Tenant in an amount equal to the lesser of $15,000.00 or Tenant’s actual out-of-pocket costs incurred in connection with the contemplated purchase of the Building Parcel, and (ii) the right to file an action to specifically enforce the terms of this Article 43 and the Purchase Contract. As used in the immediately preceding sentence, the term “out-of-pocket costs” means all out-of-pocket costs that were actually incurred by Tenant in negotiating the Purchase Contract or performing any acts under the Purchase Contract (including actual attorneys’ fees, due diligence expenses, consultant fees, loan fees, and the like). When making a claim for reimbursement of out-of-pocket costs, Tenant must supply copies of relevant invoices, contracts, and the like documenting the costs.

43.15
    At all times from the date on which Tenant exercises the Purchase Right or Offer Right, as the case may be, until the Closing Date, this Lease shall remain in full force and effect. Upon the consummation of the Closing pursuant to this Article 43, this Lease shall automatically terminate and as of such termination, no further obligations or liabilities of Landlord or Tenant shall accrue under this Lease, but the parties shall remain liable for all then-accrued obligations or liabilities, all obligations not performed as of the Closing and all obligations which by their nature or the express terms of this Lease survive the expiration or earlier termination of this Lease, including, without limitation, obligations of indemnification for any acts or omissions occurring on or before such termination, which obligations shall survive the termination of this Lease. Notwithstanding the foregoing, at Tenant’s election, Landlord shall, at no cost to Landlord, cooperate with Tenant in keeping this Lease intact and assigning Landlord’s right, title and interest in this Lease to the entity selected by Tenant to acquire fee title to the Building Parcel at the Closing. This Article 43 shall survive the Closing and shall not merge into any conveyance documents delivered at Closing.
43.16
    Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with the Purchase Right, including Cushman & Wakefield. Landlord and Tenant each shall indemnify, protect and defend and hold the other harmless for, from and against all losses, claims, costs, expenses, damages (including, but not limited to, reasonable fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 43.16 shall survive any termination of this Lease.
43.17
    Landlord may assign all or any of its right, title, interest and obligations under this Article 43 to any third party intermediary (an “Intermediary”) in connection with a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (an “Exchange”). If Landlord elects to so assign its right, title, interest and obligations under this Article 43, Tenant hereby covenants and agrees that Tenant shall reasonably cooperate with Landlord (without incurring any additional liability or any additional third party expenses, however) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgement of Landlord's assignment, to the Intermediary, of its right, title, interest and obligations under this Article 43.
43.18
    If Tenant is then in default under this Lease beyond any applicable cure period, (a) Tenant shall not have the right to exercise the Purchase Right or the Offer Right, (b) Landlord shall not be obligated to provide Tenant with an offer to purchase the Building Parcel prior to selling the Building Parcel to a third party, in which case the Tenant’s Offer Right under this Article 43 shall be void and of no further force or effect, and (c) Landlord (in its sole discretion) shall not be obligated to consummate the sale of the Building Parcel to Tenant, in which case Tenant’s rights under this Article 43 shall be void and of no further force or effect. The foregoing rights of Landlord shall be in addition to any other rights and remedies available to Landlord at law or in equity.
43.19
    The rights granted to Tenant under this Article 43 are personal to the originally-named Tenant executing this Lease and any Permitted Transferee that assumes this Lease in writing (that is, Dexcom, Inc., a Delaware corporation, and any Permitted Transferee). If said Tenant assigns this Lease or otherwise transfers its interest in this Lease or the Premises to any party other than a Permitted Transferee, prior to (i) Tenant’s exercise of the Purchase Right or Offer Right, as the case may be, Tenant’s rights under this Article 43 shall be void and of no further force or effect, (ii) the date Landlord is obligated to provide Tenant with any offer to purchase the Building Parcel, Tenant’s rights under this Article 43 shall be void and of no further force or effect and Landlord shall not be obligated to provide any such offer to Tenant, or (iii) the date Tenant is required to close its purchase of the Building Parcel pursuant to the Purchase Contract, then Landlord (in its sole discretion) shall not be obligated to sell the Building Parcel to Tenant in which case Tenant’s rights under this Article 43 shall be void and of no further force or effect.

44.
    BACKUP GENERATORS; ADDITIONAL EQUIPMENT.
44.1
    Landlord shall permit Tenant to install, operate and maintain, at Tenant's sole risk, cost and expense, at locations adjacent to the Building which are mutually agreed upon by Landlord and Tenant, one or more backup generators and such other non-hazardous equipment (e.g., air compressor equipment, etc.) as may be approved by Landlord (collectively, together with any screening, wall enclosures and other ancillary equipment, and all related conduit and wiring, "Tenant's Off-Premises Equipment"), which approval shall not be unreasonably withheld, provided that (a) the plans and specifications therefor are first submitted to and approved by Landlord, (b) the mounting methods are approved by Landlord, (c) Tenant satisfies such conditions as Landlord may in its sole but reasonable discretion impose with respect to the same, based on the advice of Landlord's structural and mechanical engineers, so that the Property’s systems and equipment are not adversely affected, (d) Tenant obtains any and all necessary permits and governmental approvals for the same (or other applicable governmental or quasi-governmental agency), (e) Tenant satisfies such conditions as any applicable governmental or quasi-governmental agency may impose, (f) the same are maintained by Tenant in good order and condition and any damage to the same, the Building or the common areas of the Building is promptly repaired, and (g) Tenant installs and maintains such screening and wall enclosures as may be required by Landlord. No underground fuel storage tank system, nor any underground piping connected to an above-ground fuel storage tank system, is permitted. All of Tenant's Off-Premises Equipment, including, without limitation, the backup generators, fuel storage tank systems and all other components thereof, must be located entirely above ground. The backup generators shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage at the Building. Landlord makes no representation or warranty with respect to any of Tenant's Off-Premises Equipment.
44.2
    Tenant acknowledges, agrees and confirms that if as a consequence of the installation of any Tenant's Off-Premises Equipment pursuant to this Article 44, the Taxes imposed on the land upon which the Property is located increase, then Tenant shall be responsible for such increase in Taxes. Written evidence establishing such increased tax assessment shall be provided by Landlord to Tenant and Tenant shall pay to Landlord as additional rent such incremental tax amount upon demand. If any of Tenant's Off-Premises Equipment is located on or within the Tenant Parking Spaces, then the number of parking spaces allocated to Tenant under this Lease shall be reduced by the number of parking spaces which would have been available for use at the Building but for the installation of such Tenant's Off-Premises Equipment.
44.3
    Tenant shall, at Tenant's sole cost and expense, upon the expiration or earlier termination of this Lease or Tenant's vacation or abandonment of the Premises, (a) remove Tenant's Off-Premises Equipment, (b) repair any and all damage caused to the Building or the common areas of the Building by such removal, and (c) pay to Landlord, on demand, the cost and expense to restore the Building and the Building systems to their condition existing prior to the installation of Tenant's Off-Premises Equipment. If Tenant fails to remove Tenant's Off-Premises Equipment and repair such damage, Landlord shall have the right to do so at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for any such costs as additional rent, together with interest thereon from the date of expenditure to the date of reimbursement at the Default Rate. Alternatively, if Tenant vacates the Premises without removing Tenant's Off-Premises Equipment and Landlord elects in its sole discretion not to require such removal, or if Landlord otherwise requests that Tenant leave Tenant's Off-Premises Equipment intact at the Building, then Tenant shall not remove Tenant's Off-Premises Equipment and ownership to the same shall pass to Landlord as if voluntarily conveyed by deed or bill of sale and Tenant shall have no further claim thereto.
45.
    INCENTIVES.
Tenant, at Tenant's sole cost and option, may attempt to secure certain economic and tax incentives from the City of Mesa and other applicable governmental agencies, in connection with the operation of its business in the Building.

Upon Tenant's request, Landlord, at no cost whatsoever to Landlord, shall use commercially reasonable efforts to cooperate with Tenant while Tenant is attempting to secure any such incentives, provided such incentives do not impose any additional requirements, obligations or undue burden or time constraints on Landlord or its management or administrative personnel, or the Property. Tenant shall reimburse Landlord, as additional rent, for any and all actual costs incurred by Landlord (including attorneys' fees) in connection with Landlord's above described cooperation. Notwithstanding the foregoing, Landlord shall provide notice to Tenant prior to Landlord incurring any costs in connection any such Tenant's incentives. In no event shall Landlord’s duty of cooperation require Landlord to be the applicant, or to sign any joinder or consent, or to incur or assume any risk of liability, in connection with Tenant’s efforts to obtain any such incentives. Tenant shall promptly furnish to Landlord copies of all applications and materials (and any revisions or supplementations thereto) submitted to and filed with the applicable governmental agency(ies) from which Tenant is pursuing any such incentives and all staff reports and recommendations and other written materials issued by such applicable governmental agency(ies). If and to the extent any incentive sought by Tenant is actually provided to and received by Landlord in connection with Landlord’s ownership of the Property, then the amount of such incentive or rebate shall be applied as a credit against the monthly installments of Base Rent, Insurance Costs, Taxes and/or Property Management Expenses as applicable until fully used and applied. Tenant acknowledges and agrees that it shall not be a defense to the enforceability of this Lease in favor of Tenant if Tenant is unable to obtain any such incentives.
46.
    LEASEHOLD TITLE INSURANCE.
Landlord shall reasonably cooperate with Tenant in Tenant obtaining, at Tenant's sole cost and expense, (a) a leasehold policy of title insurance from a title company selected by Tenant, with the amount of such insurance to be determined by Tenant (the "Title Policy"), and, (b) if requested by Tenant, an ALTA survey of the Premises necessary for the issuance of the Title Policy.
47.
    NAME AND IMAGE.
Tenant shall have the right to use the name and image of the Building in Tenant's advertising, website and other Tenant's business related publications.
48.
    LANDLORD’S COVENANTS.
Landlord covenants and agrees not to record any declaration of covenants, conditions and restrictions ("CC&Rs") encumbering the Premises, the Building or the Property after the date of this Lease unless such CC&Rs do not materially and adversely affect Tenant's rights or obligations under this Lease.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Lease has been executed as of the dates set forth below.

LANDLORD:	TENANT:

PRA/LB, L.L.C., an Arizona limited liability company	DEXCOM, INC., a Delaware corporation
By: Pacific Realty Advisors, Inc.,
an Arizona corporation	By: /s/ Jess Roper
Its: Manager	Name: Jess Roper
Its: Senior Vice President,
By: /s/ Kenn M. Francis	Chief Financial Officer
Kenn M. Francis
Its: President

Dated: April 27, 2016	Dated: April 28, 2016

EXHIBIT A-1 – BUILDING AND PARKING SITE PLAN
Exhibit A-1 is intended only to show the general location of the Building, Tenant Parking Spaces and Premises as of the Lease Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Property and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

NEW BUILDING 1
232 S. DOBSON ROAD
148,797 S.F.±
243 PARKING SPACES
143 ADDED SPACES
386 TOTAL PARKING SPACES
14 NEW STRIPED PARKING SPACES - RELOCATED TREES AND SHRUBS TO ADJACENT PLANTERS
11 NEW STRIPED PARKING SPACES - RELOCATED TREES AND SHRUBS TO ADJACENT PLANTERS
STRIPED PARKING SPACES** AT TRUCK COURT 9' X18' TYPICAL **SPACES TO BE EMPLOYEE ASSIGNED SPACES
EXISTING SITE IMPROVEMENTS PROTECT IN PLACE
DOBSON ROAD
EX.FH
FH
FDC
DR
North
0 7.5' 15' 30' 60' 120'

Enlarged Site Plan - North

A-1

EXHIBIT A-2 – PROPERTY SITE PLAN
Exhibit A-2 is intended only to show the general layout of the Property as of the Lease Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Property and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

NEW BUILDING 1
232 S. DOBSON ROAD
148,797 S.F.±
ADDED 143 PARKING SPACES - STRIPED AT TRUCKCOURT
DOBSON ROAD
NEW BUILDING 2
318 S. DOBSON ROAD
64,187 S.F.±
PARCEL 3
PARCEL 2
NOT A PART
PARCEL 1
NOT A PART
STORE NO.: 0419
BLDG. HT.= 22'-0"
DOBSON ROAD
BROADWAY ROAD

North

Site Plan - Overall

0 15' 30' 60' 120' 240'

DR14-020 Z14-041
PLN2014-00289

A-2

EXHIBIT B – WORK LETTER
1.TENANT IMPROVEMENTS. As used in this Work Letter, the term "Tenant Improvements" or "Tenant Improvement Work" means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below). Because the Tenant Improvement Work for the Building will be completed in two separate projects with respect to Phase I and Phase II, the Work Schedule, Allowance and other terms of this Work Letter will be applicable on a per project basis for each such phase of the Tenant Improvement Work. Capitalized terms used herein without definitions shall have the meanings given such terms in the Lease, unless the context clearly requires otherwise.
2.WORK SCHEDULE. Within ten (10) days after the execution of the Lease, Tenant will deliver to Landlord, for Landlord's review and approval, a schedule ("Work Schedule") which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements. The Work Schedule will set forth each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. The Work Schedule will be submitted to Landlord for its approval, which approval Landlord agrees not to unreasonably withhold, condition or delay, and, once approved by both Landlord and Tenant, the Work Schedule will become the basis for completing the Tenant Improvements. All plans and drawings required by this Work Letter and all work performed pursuant thereto are to be prepared and performed in accordance with the Work Schedule. Tenant may, from time to time during construction of the Tenant Improvements, modify the Work Schedule as Tenant reasonably deems appropriate, subject to Landlord's reasonable approval. If Landlord fails to approve the Work Schedule, as originally submitted and/or as it may be modified after discussions between Landlord and Tenant within five (5) business days after the date the Work Schedule is first received by Landlord, the Work Schedule shall be deemed to be approved by Landlord as submitted.
3.CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person as Landlord's representative ("Landlord's Representative") to act for Landlord in all matters covered by this Work Letter: Tom Steimel of T. L. Steimel & Associates, Inc., E-mail: tsteimel@tlsa.org, office: 602-224-5771, and cell: 602-370-8102.
Tenant hereby appoints the following person(s) as Tenant's representative ("Tenant's Representative") to act for Tenant in all matters covered by this Work Letter: Jim Gillard, E-mail: jgillard@dexcom.com, office: 858-200-0210.
All communications with respect to the matters covered by this Work Letter are to be made to Landlord's Representative or Tenant's Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.
4.TENANT IMPROVEMENT PLANS.
(a)Preparation of Space Plans. Tenant has contracted with GC Mansour Architecture (the "Architect") for the preparation of the plans for the Tenant Improvements. In accordance with the Work Schedule, Tenant shall cause the Architect to promptly prepare detailed space plans and computer-aided design ("CAD") drawings for the layout of the Tenant Improvements in the Building ("Space Plans"). The Space Plans are to be sufficient to convey the architectural design and layout of the Tenant Improvements in the Building and are to be submitted to Landlord in accordance with the Work Schedule for Landlord's approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord's approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord. This process will be repeated until the Space Plans are mutually approved by Landlord and Tenant.
(b)Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Tenant shall cause the Architect to prepare and submit to Landlord for its approval complete architectural plans, drawings and specifications and complete engineered mechanical, structural, electrical and plumbing working drawings for all of the Tenant Improvements for the Building (collectively, the "Final Plans"). The Final Plans will show: (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Building; (b) all internal and external communications and utility facilities which will require conduit or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. If Tenant does not elect to use Landlord’s engineer in connection with the preparation of the mechanical, structural, electrical and plumbing working drawings, Tenant shall select an engineer reasonably satisfactory to Landlord and shall cause its engineer to coordinate with Landlord’s engineer in order to assure that the Final Plans do not conflict with any Building structural, mechanical, electrical, plumbing or other systems. If Landlord disapproves any aspect of the Final Plans, Landlord shall advise Tenant in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, Tenant shall then cause the Architect to redesign the Final Plans, incorporating the revisions requested by Landlord, and resubmit the same to Landlord for approval. The above process will be repeated until the Final Plans are approved by Landlord and Tenant.
(c)Requirements of Tenant's Final Plans. Landlord will not unreasonably withhold, condition or delay its consent to the Final Plans, or any changes in the Final Plans, provided the Final Plans will: (i) be compatible with the shell and with the design, construction and equipment of the Building; and (ii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations.
(d)Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant shall cause the Architect to immediately submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant will cause the Architect to make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit, provided that no changes, modifications or alterations to the Final Plans as approved by Landlord may be made without the prior written consent of Landlord, and then only after agreement by Tenant to pay any costs resulting from the design and/or construction of such changes in excess of the Allowance. Landlord's approval of the Final Plans shall create no liability or responsibility on the part of Landlord for the completeness of such plans or their design sufficiency or compliance with laws and regulations.
(e)Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the "Allowance" described in Section 5 below.
(f)Tenant’s Contractors. Tenant shall retain Skanska USA Building Inc. to construct the Tenant Improvements in accordance with the Final Plans. All contractors engaged by Tenant shall be bondable, experienced, reputable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with any other contractors working at the Building, all as reasonably determined by Landlord. Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction, (i) the names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage, and (ii) the date on which construction will commence, together with the estimated dates of completion of construction. Tenant shall provide Landlord with a copy of its contract with the general contractor prior to commencement of construction.
(g)Construction. After Tenant obtains Landlord’s approval of the Final Plans and any and all necessary building permits, Tenant shall cause Tenant’s contractor to promptly commence and complete construction in accordance with the Final Plans and this Work Letter. Tenant shall not deviate from the approved Final Plans without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall cause the Tenant Improvements to be constructed in a good, first-class, workmanlike manner, in compliance with all laws and regulations, and in a manner which does not unreasonably disturb any other occupant of the Property. Landlord shall have the right from time to time as determined by Landlord to inspect, supervise and/or oversee the construction of the Tenant Improvements. Landlord’s right to inspect the Tenant Improvements and approve Tenant’s contractor shall not impose upon Landlord any responsibility for defective, incomplete or nonconforming work that Landlord discovers or fails to discover by any such review and/or inspection. During construction of the Tenant Improvements, Tenant shall maintain, or shall cause its general contractor to maintain, builder’s risk and other insurance as reasonably specified by Landlord, naming Landlord, Landlord's managing agent and Landlord's Lender as additional insureds and Landlord's Lender as loss payee, and appropriate liability, worker’s compensation and other insurance as otherwise required under the Lease. The builder's risk insurance shall cover, without limitation, the full replacement cost of all materials, supplies and equipment used and/or stored during construction, or to be incorporated in the Tenant Improvements, including any temporary off-site storage of such items and transit coverage. Tenant's contractors shall not be permitted to commence construction of the Tenant Improvements until all required insurance has been obtained and certificates of insurance have been received and approved by Landlord. Tenant hereby agrees to indemnify, defend and hold harmless Landlord for, from and against any and all liability and claims for damage or death of persons or damage or destruction of property arising out of or relating to the construction of the Tenant Improvements.
(h)Completion. As will be more particularly set forth in the Work Schedule(s), (A) Tenant agrees to use all commercially reasonable efforts to cause the contractor to commence construction of the Tenant Improvements for Phase I promptly after mutual execution and delivery of the Lease and to substantially complete construction by October 1, 2016, and (B) Tenant agrees to use all commercially reasonable efforts to cause the contractor to commence construction of the Tenant Improvements for Phase II on or about October 1, 2017, and to substantially complete construction by January 1, 2018, subject to delays caused by Landlord and force majeure conditions as may be provided in the Lease.
5.PAYMENT FOR THE TENANT IMPROVEMENTS.
(a)Allowance. Landlord hereby grants to Tenant an Allowance in an amount equal to $743,985.00 with respect to Phase I and $743,985.00 with respect to Phase II. The Allowance is to be used only for:
(i)The payment of the cost of Landlord's review of the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans, which costs shall be deducted from the Allowance prior to disbursement to Tenant;
(ii)Fees paid by Tenant to the Architect and any other consultants and designers in connection with the preparation of the Space Plans and Final Plans;
(iii)The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
(iv)Costs of construction of the Tenant Improvements, including, without limitation, costs of labor and materials, and fees for the general contractor including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements; and
(v)Landlord's construction management fee in an amount not to exceed the lesser of one percent (1%) of the total hard construction costs of the Tenant Improvements in each Phase of the Building or $50,000.00 for each Phase of the Building, which shall be deducted from the Allowance prior to disbursement to Tenant.
(b)Payment. Tenant shall be responsible for all costs in connection with the construction of the Tenant Improvements which exceed the Allowance, if any. In no event may the Allowance be used to pay for Tenant's furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Building. Tenant shall pay all billed costs and expenses incurred in connection with the construction of the Tenant Improvements as construction progresses ("Total Costs"), including those costs and expenses associated with the preparation of architectural and engineering plans, subject to reimbursement out of the Allowance. The term "Landlord’s Share" (as used below), in the event the Total Costs exceed the amount of the Allowance, shall mean a fraction, the numerator of which is the amount of the Allowance and the denominator of which is the Total Costs.
(c)Required Submissions. Throughout and upon completion of construction of the Tenant Improvements, and in connection with each request for disbursements of the Allowance as more particularly set forth below, Tenant shall promptly provide to Landlord (i) all preliminary 20-day notices, (ii) all applications for payment including, without limitation, all standard AIA G702 Application for Payment forms, (iii) paid invoices or other proof of payment reasonably required by Landlord, (iv) full and final unconditional lien waivers, in form and content provided by Arizona Revised Statutes ("ARS") Section 33-1008.D (or any successor statute) and otherwise acceptable to Landlord and Landlord's Lender, from Tenant’s general contractor and all other contractors, subcontractors and material suppliers furnishing services or materials to the Building, (v) releases of any and all liens which may have been filed with respect to the Tenant Improvements, (vi) a copy of any necessary temporary or final certificate of occupancy or its equivalent or other governmental approvals necessary for Tenant to occupy the Building, (vii) certificates of insurance required to be maintained by Tenant pursuant to the Lease, (viii) an AIA G713 certificate of the Architect that the Tenant Improvements have been substantially completed (which certificate shall include a punch list as of the date of the certificate), (ix) a certified statement from Tenant and its general contractor of the actual Total Costs, (x) a certificate signed by Tenant and its general contractor certifying that all of the Tenant Improvements (including all punch list items) under the construction contract have been completed and all Total Costs associated therewith have been fully paid, (xi) air balance reports, (xii) excess energy use calculations, (xiii) any and all reports of inspections by the City of Mesa or other governmental agencies having jurisdiction, (xiv) the "as-builts", (xv) any warranties, operating manuals and similar items applicable to the Tenant Improvements, (xvi) one year warranty letters from Tenant's contractors, (xvii) a final punchlist completed and signed off by the Architect, and (xviii) an acceptance of the applicable Phase of the Building signed by Tenant (all of the foregoing items, together, are herein referred to as the "Required Submissions").
(d)Disbursement. Provided Tenant is not then in default under the Lease, Landlord shall disburse the Allowance (not more than one disbursement per month) to Tenant or, at Landlord’s election, directly to Tenant's general contractor, within a reasonable time (not to exceed thirty [30] days) after receipt of Tenant's written request for reimbursement and satisfaction of the following "Evidence of Completion and Payment", provided that (i) Landlord shall not be required to disburse any portion of the Allowance for Phase I prior to May 1, 2016, (ii) Landlord shall not be required to disburse any portion of the Allowance for Phase II prior to October 1, 2017, and (iii) in no event shall Landlord be required to disburse amounts greater than the total construction costs then incurred and paid by Tenant in connection with such portions of the Tenant Improvements as evidenced in the Required Submissions for such disbursement, or Landlord's Share of such total construction costs, as the case may be:
(1)    Landlord shall have received a written draw request ("Draw Request") from Tenant in a form satisfactory to Landlord and Landlord's Lender with respect to the Tenant Improvements specifying that the requisite portion of the Tenant Improvements has been completed. The Draw Request shall constitute a representation by Tenant that the Tenant Improvements identified therein have been completed in a good and workmanlike manner and in accordance with the Final Plans, the Work Schedule and applicable laws and regulations;
(2)    Landlord shall have received written certification from the Architect that the Tenant Improvements have been completed to the level indicated in the Draw Request in accordance with the Final Plans;
(3)    Landlord’s construction representative shall have inspected the Tenant Improvements and determined that the portion of the Tenant Improvements covered by the Draw Request has been completed in a good and workmanlike manner;
(4)    Landlord shall have received from Tenant the following Required Submissions: (i) all applicable preliminary 20-day notices if the same have not already been provided to Landlord; (ii) all applications for payment including, without limitation, a standard AIA G702 Application for Payment form, in reasonable detail as required by Landlord or Landlord's Lender; (iii) a reasonably detailed invoice, bill of sale or other transfer of title for any materials, supplies and equipment covered in the Draw Request, including project name, description of the materials being stored or incorporated in the Tenant Improvements, including general quantities thereof, and which is for the same amount being requested for such items on each applicable pay application line, (iv) a certificate of insurance in the form required herein, identifying the project, the materials, supplies or equipment covered, and the invoice amount being requested; (v) proof that the Tenant Improvements for which payment is sought have been completed and/or that the materials covered by the Draw Request have been incorporated into the Tenant Improvements, or stored in the Building (including description of the areas where such materials, supplies or equipment are being stored and such verification thereof [including photographs] as may be required by Landlord's Lender), which proof may be satisfied by a signed statement from Tenant’s general contractor; (vi) paid invoices or other proof of payment reasonably required by Landlord; (vii) an unconditional waiver and release on progress payment, in form and content as provided by ARS Section 33-1008.D (or any successor statute) and otherwise acceptable to Landlord and Landlord's Lender, from Tenant's general contractor and every other contractor, subcontractor and party actually providing or fabricating the labor, services or materials and architects retained by Tenant for the Tenant Improvements for which payment is requested; and (viii) releases of all liens which may have been filed with respect to the applicable Tenant Improvements; provided, however, the final ten percent (10%) of the Allowance shall not be disbursed until Landlord shall have received from Tenant all of the Required Submissions with respect to the applicable Phase of the Building;
(5)    Landlord shall have determined that no Tenant Improvements exist which adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, or the structure or exterior appearance of the Building; and,
(6)    Any other requirements or conditions which may be required or imposed by Landlord’s Lender with respect to the construction of the Tenant Improvements shall have been satisfied.
Notwithstanding anything to the contrary contained hereinabove, all disbursements of the Allowance shall be subject to the prior deduction of the portion of Landlord's construction management fee allocable to the Tenant Improvements described in the applicable Draw Request. The Allowance being furnished herein is a one-time allowance only and Tenant shall be solely responsible for all costs of any future improvements or alterations which may be permitted or required under the Lease or which Landlord may otherwise authorize in writing.
(e)Deadline to Use Allowance. If Tenant does not complete construction of the Tenant Improvements for Phase I, provide to Landlord all of the items required to be furnished to Landlord pursuant to Section 5(c) above, and request the Allowance applicable to Phase I in writing by December 31, 2017, then any remaining unused portion of the Allowance for Phase I shall be deemed waived and Tenant shall have no further claim thereto. If Tenant does not complete construction of the Tenant Improvements for Phase II, provide to Landlord all of the items required to be furnished to Landlord pursuant to Section 5(c) above, and request the Allowance applicable to Phase II in writing by December 31, 2018, then any remaining unused portion of the Allowance for Phase II shall be deemed waived and Tenant shall have no further claim thereto.
(f)Books and Records. At its option, Landlord, at any time within three (3) years after final disbursement of the Allowance to Tenant, and upon at least ten (10) business days' prior written notice to Tenant, may cause an audit to be made of Tenant's books and records relating to Tenant's expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least three (3) years. Tenant shall make available to Landlord's auditor at the Building within ten (10) business days after Landlord's notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements. In addition to all other remedies which Landlord may have pursuant to the Lease, Landlord may recover from Tenant the reasonable cost of its audit if the audit discloses that Tenant falsely reported to Landlord expenditures which were not in fact made or falsely reported a material amount of any expenditure or the aggregate expenditures.
6.WARRANTIES. Tenant warranties and guarantees the Tenant Improvements against defective workmanship and materials for a period of one year from the date of substantial completion of the applicable portion of the Tenant Improvements, and Tenant agrees, at its sole cost and expense, to repair or replace any defective item occasioned by poor workmanship or materials during said one-year period. The construction contracts entered into by Tenant in connection with the Tenant Improvements shall provide that each contractor and each subcontractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one year after completion of the work performed by such contractor or subcontractors and shall be written such that all guarantees and warranties and all other rights and remedies at law, in equity or by contract with respect to the work performed and the contractor’s or subcontractor’s obligations shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and shall be directly enforceable by either. Tenant covenants to give to Landlord any non-exclusive assignment or other assurances which may be necessary to effect such rights of direct enforcement.
7.MISCELLANEOUS CONSTRUCTION COVENANTS.
(a)Additional Services. If the construction of the Tenant Improvements requires that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided, Landlord shall not be obligated to provide or pay for same, but if Landlord elects to provide any such services, Tenant shall not be required to pay any additional fee for the same.
(b)Coordination of Labor. All of Tenant's contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord's contractors or by any other tenant or its contractors with respect to the any portion of the Property.
(c)Work in Adjacent Areas. Any work to be performed in areas adjacent to the Building shall be performed only after obtaining Landlord's express written permission, which shall not be unreasonably withheld, conditioned or delayed, and shall be done only if an agent or employee of Landlord is present.
(d)HVAC Systems. Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.
(e)Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord's agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter shall be deemed a breach of the Lease for which Landlord shall have all the rights and remedies as in the case of a breach of said Lease.
(f)Landlord's Performance of Work. Within ten (10) business days after receipt of Landlord's notice of Tenant's failure to perform its obligations under this Work Letter, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of the Tenant Improvements which Landlord determines, in its reasonable discretion, should be performed immediately and on an emergency basis for the best interest of the Building including, without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall use reasonable efforts to give Tenant at least ten (10) days' notice prior to the performance of any Tenant Improvements.

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EXHIBIT C – RULES AND REGULATIONS
1.Except as provided in the Lease, no other sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Building or elsewhere in the common areas of the Premises without the prior written consent of the Landlord which consent shall be in Landlord’s sole discretion.
2.
    No awning shall be permitted on any part of the Building, except upon written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall not place anything or allow anything to be placed against or near any glass partitions or doors or windows which may appear unsightly, in the opinion of Landlord, from outside the Building.
3.
    Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys or other means of access to all doors.
4.
    Tenant shall not place a load upon any floor of the Building, including mezzanine area, if any, which exceeds the load per square foot that such floor was designed to carry and that is allowed by law.
5.
    No cooking shall be done or permitted in the Building, except that Underwriters’ Laboratory approved microwave ovens or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, except as provided in Section 1.2 of the Lease.
6.
    Tenant may use hand trucks, forklifts and other material-handling equipment deemed necessary by Tenant for Tenant's use of the Building, subject to compliance with all applicable laws, ordinances, rules and regulations.
7.
    Consistent with Article 47 of the Lease, Tenant shall have the right to use the name and image of the Building in Tenant's advertising, website and other business related publications.
8.
    All trash and refuse shall be contained in suitable receptacles at locations approved by Landlord. Tenant shall not place in the trash receptacles any personal trash or material that cannot be disposed of in the ordinary and customary manner of removing such trash without violation of any law or ordinance governing such disposal.
9.
    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governing authority.
10.
    Tenant assumes all responsibility for securing and protecting the Building and its contents including keeping doors locked and other means of entry to the Building closed.
11.
    Tenant shall not permit any animals, other than service animals, to be brought or kept in or about the Building or any common area of the Premises.
12.
    Tenant shall not permit any motor vehicles to be washed or mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or parking lot.

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13.
    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Property. Landlord may waive any one or more of these Rules and Regulations for the benefit of any tenant or tenants, and any such waiver by Landlord shall not be construed as a waiver of such Rules and Regulations for any or all tenants.
14.
    Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Property and for the preservation of good order in and about the Property. Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.
15.
    Any toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown into them.
16.
    Tenant shall not permit smoking or carrying of lighted cigarettes or cigars in areas reasonably designated by Landlord or any applicable governmental agencies as non-smoking areas.
17.
    Canvassing, soliciting, distribution of handbills or any other written material at the Property is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any goods or merchandise without the written consent of Landlord.
18.
    Driveways shall not be obstructed by tenants or used by tenants for any purpose other than for ingress to and egress from its premises. Landlord shall in all cases retain the right to control and prevent access to the Property by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Property or its tenants.
19.
    Tenant shall have the right to park vehicles overnight on the Premises, at the sole risk of Tenant.
20.
    No trucks, tractors or similar vehicles can be parked anywhere other than in Tenant’s own truck dock area. Tractor-trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the parking areas or on streets adjacent thereto.
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EXHIBIT D – HAZARDOUS MATERIALS

1.
Except as otherwise set forth herein, Tenant agrees that Tenant and the Tenant Entities shall not handle, use, manufacture, store or dispose of any Hazardous Materials on, under, or about the Building or the Premises without Landlord's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed as long as Tenant demonstrates and documents to Landlord's reasonable satisfaction (i) that such Hazardous Materials (A) are necessary or useful to Tenant's business; and (B) will be used, kept, and stored in compliance with all laws relating to any Hazardous Materials so brought or used or kept in or about the Building; and (ii) that Tenant will give all required notices concerning the presence in or on the Building or the release of such Hazardous Materials from the Building).

2.
Tenant further agrees that Tenant will not permit any substance suspected of causing cancer or reproductive toxicity to come into contact with groundwater under the Building or the Premises. Any such substance coming into contact with groundwater shall be considered a Hazardous Material for purposes of this Exhibit D.

3.
(i) Notwithstanding the provisions of paragraph (1) of this Exhibit D, Tenant may handle, store, and use Hazardous Materials, limited to the types, amounts, and use identified in a list of hazardous materials (permitted chemicals) provided by Tenant to Landlord prior to or contemporaneously with the execution of the Lease ("List of Hazardous Materials"). The List of Hazardous Materials shall be subject to change from time to time, and Tenant shall provide Landlord with an updated List of Hazardous Materials on an annual basis, and at any other time within thirty (30) days following written request from Landlord. If no List of Hazardous Materials is provided to Landlord prior to or contemporaneously with the execution of the Lease, then the portions of this Paragraph (3) which specifically pertain to the List of Hazardous Materials shall be of no force and effect. Tenant hereby certifies to Landlord that the information provided by Tenant pursuant to this Paragraph is true, correct, and complete. Tenant covenants to comply with all use restrictions shown on the List of Hazardous Materials and any updated List of Hazardous Materials provided to Landlord from time to time. Tenant's business and operations, and more especially its handling, storage, use and disposal of Hazardous Materials shall at all times (a) comply with all applicable laws pertaining to Hazardous Materials, and (b) satisfy all required and the highest recommended standards of all governmental authorities and agencies having jurisdiction thereof, including, without limitation, the Occupational Safety & Health Administration (OSHA), OSHA's Hazard Communication Standard, Chemical Hygiene Plan and the Uniform Fire Code. Tenant shall at all times maintain in good standing all necessary licenses, certificates and approvals as may be required by any governmental authorities and/or agencies having jurisdiction thereof, which compliance documents shall be available for inspection by Landlord at all times. Tenant shall give or post all notices required by all applicable laws pertaining to Hazardous Materials. If Tenant shall at any time fail to comply with this Paragraph, Tenant shall immediately notify Landlord in writing of such noncompliance. Landlord's rights and remedies hereunder shall not impose upon Landlord an affirmative duty or obligation whatsoever to monitor or inspect Tenant's use, storage, handling, transportation or disposal of any Hazardous Materials and it shall at all times be Tenant's sole obligation and responsibility to fully comply with all of the terms and conditions herein set forth.

(ii) At the request of Landlord from time to time, Tenant shall provide Landlord with copies of or on-line access to electronic copies of any Material Safety Data Sheets (as required by the Occupational Safety and Health Act) relating to any Hazardous Materials to be used, kept, or stored at, in or about the Building.
(iii) Tenant shall not store hazardous wastes in the Building or on the Premises for more than ninety (90) days except when done in accordance with applicable Environmental Laws; "hazardous waste" has the meaning given it by the Resource Conservation and Recovery Act of 1976, as amended. Tenant shall not install any underground or above ground storage tanks on the Premises. Tenant shall not dispose of any Hazardous Material or solid waste in the Building or on the Premises. In performing any alterations of the Building permitted by the Lease, Tenant shall not install any Hazardous Material in the Building without the specific consent of Landlord attached as an exhibit to this Exhibit D.
(iv) Any increase in the premiums for necessary insurance on the Property which arises from Tenant's use and/or storage of Hazardous Materials shall be solely at Tenant's expense. Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any federal, state or local governmental agency with jurisdiction.

4.
If Landlord, in its sole discretion, believes that the Building, the Premises or the environment has become contaminated with Hazardous Materials that must be removed under the laws of the state where the Premises are located, in breach of the provisions of the Lease, Landlord, in addition to its other rights under the Lease, may enter upon the Building and the Premises and obtain samples, including without limitation the soil and groundwater under the Building and the Premises, for the purposes of analyzing the same to determine whether and to what extent the Building, the Premises or the environment has become so contaminated. Landlord shall give Tenant at least 24 hours' advance written notice prior to each such inspection (except in an emergency). If such inspection reveals any Hazardous Materials in the Building or on the Premises that are materially inconsistent with the information disclosed by Tenant to Landlord in this Exhibit D or otherwise, as updated from time to time, Tenant shall reimburse Landlord for the actual costs incurred by Landlord in connection with such inspection. Landlord shall provide to Tenant samples obtained by Landlord and copies of the results of any inspection, sampling and analysis performed at Landlord’s direction. Tenant may also, at Tenant's sole cost and expense, perform any such sampling, testing or drilling to locate any Hazardous Materials in the Building or on the Premises, provided that (i) such work is performed by a licensed environmental contractor reasonably acceptable to Landlord, (ii) Tenant first obtains Landlord's approval of the extent, location(s), specifications, method of boring, scheduling, and other specifics of such soil sampling activities, which approval shall not be unreasonably withheld, (iii) Tenant's contractor delivers to Landlord a certificate of insurance evidencing insurance coverages reasonably satisfactory to Landlord prior to entering on the Property, (iv) such activities are done in compliance with all applicable laws and in such a manner as not to interfere with the operations of other occupants at the Property, (v) Tenant promptly delivers to Landlord a detailed and full written report of the results of such inspection and testing, and (vi) upon completion of the inspection and testing, Tenant or its contractor restores all affected areas of the Property to their condition existing prior to the commencement of such work to the reasonable satisfaction of Landlord.

5.
Without limiting the above, Tenant shall reimburse, defend, indemnify and hold Landlord and the Landlord Entities harmless for, from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation, loss of rental income, loss due to business interruption, and attorneys’ fees and costs, arising out of or in any way connected with the use, manufacture, storage, or disposal of Hazardous Materials by Tenant or any Tenant Entities on, under or about the Building or the Premises including, without limitation, the costs of any required or necessary investigation, repair, cleanup or detoxification and the preparation of any closure or other required plans in connection herewith, whether voluntary or compelled by governmental authority. The indemnity obligations of Tenant under this clause shall survive any termination of the Lease. At Landlord's option, Tenant shall perform any required or necessary investigation, repair, cleanup, or detoxification of the Building and/or Premises. In such case, Landlord shall have the right, in its sole discretion, to approve all plans, consultants, and cleanup standards. Tenant shall provide Landlord on a timely basis with (i) copies of all documents, reports, and communications with governmental authorities; and (ii) notice and an opportunity to attend all meetings with regulatory authorities. Tenant shall comply with all notice requirements and Landlord and Tenant agree to cooperate with governmental authorities seeking access to the Building or the Premises for purposes of sampling or inspection. No disturbance of Tenant's use of the Building or the Premises resulting from activities conducted pursuant to this paragraph shall constitute an actual or constructive eviction of Tenant. In the event that such cleanup extends beyond the termination of the Lease, Tenant's obligation to pay rent (including additional rent) shall continue until such cleanup is completed and any certificate of clearance or similar document has been delivered to Landlord. Rent during such holdover period shall be at market rent; if the parties are unable to agree upon the amount of such market rent, then Landlord shall have the option of (a) increasing the rent for the period of such holdover based upon the increase in the cost-of-living from the third month preceding the commencement date to the third month preceding the start of the holdover period, using such indices and assumptions and calculations as Landlord in its sole reasonable judgment shall determine are necessary; or (b) having Landlord and Tenant each appoint a qualified MAI appraiser doing business in the area; in turn, these two independent MAI appraisers shall appoint a third MAI appraiser and the majority shall decide upon the fair market rental for the Premises as of the expiration of the then current term. Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the rent is found to be within five percent (5%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process. In no event shall the rent be subject to determination or modification by any person, entity, court, or authority other than as set forth expressly herein, and in no event shall the rent for any holdover period be less than the rent due in the preceding period.

6.
Notwithstanding anything set forth in the Lease, Tenant shall only be responsible for contamination of Hazardous Materials or any cleanup resulting directly therefrom, and resulting directly from matters occurring or Hazardous Materials deposited (other than by Landlord or contractors, agents or representatives controlled by Landlord) during the Term of this Lease, and any other period of time during which Tenant is in actual or constructive occupancy of the Building or the Premises. Tenant shall take reasonable precautions to prevent the contamination of the Building and/or the Premises with Hazardous Materials by third parties. If Hazardous Materials (other than de minimis amounts) are discovered in or on the Building or the Premises prior to the Commencement Date, except to the extent the same (i) have been caused by Tenant or any Tenant Entities or (ii) represents a breach of any covenant of Tenant respecting the Use of Hazardous Materials therein or thereon, then Landlord shall undertake such measures as it deems reasonably appropriate under the circumstances, or as may be required by law, to either abate or remove and dispose of the Hazardous Materials in compliance with all applicable laws and regulations. In addition, in the event Landlord either caused or was directly responsible for the presence of Hazardous Materials (other than de minimis amounts) in the Building and/or the Premises, then, to the extent Landlord caused or was directly responsible for the same, Landlord shall indemnify Tenant and the Tenant Entities from all third party claims and actions asserted against Tenant or the Tenant Entities arising from the presence of Hazardous Materials in the Building or the Premises; provided, however, in the event any Lender becomes the "landlord" hereunder, then Tenant expressly acknowledges and agrees that, so long as such Lender is the "landlord" hereunder, the aforesaid indemnification of Tenant by Landlord shall not apply or be enforceable in any way against said Lender as the "landlord" hereunder.

7.
Except as to a Permitted Transfer, it shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or sublease if (i) the proposed assignee's or sublessee's anticipated use of the Building involves the generation, storage, use, treatment or disposal of Hazardous Materials; (ii) the proposed assignee or sublessee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such assignee's or sublessee's actions or use of the property in question; or (iii) the proposed assignee or sublessee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

8.
Any of Tenant's insurance insuring against claims of the type dealt with in this Exhibit D shall be considered primary coverage for claims against the Building, the Premises or the Property arising out of or under this Paragraph.

9.
In the event of (i) any transfer of Tenant's interest under the Lease; or (ii) the termination of the Lease, by lapse of time or otherwise, Tenant shall be solely responsible for compliance with any and all then effective federal, state or local laws concerning (a) the physical condition of the Premises, Building, or Property; or (b) the presence of toxic or Hazardous Materials in or on the Premises, Building, or Property, including but not limited to any reporting or filing requirements imposed by such laws. Tenant's duty to pay rent and additional rent shall continue until the obligations imposed by such laws are satisfied in full and any certificate of clearance or similar document has been delivered to Landlord.

10.
All consents given by Landlord pursuant to this Exhibit D shall be in writing and shall be attached hereto. If such materials are not specified in the list attached hereto, then such consents will be deemed withheld.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

EXHIBIT E – FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________

ISSUE DATE: ______________

ISSUING BANK:
SILICON VALLEY BANK
3003 TASMAN DRIVE
2ND FLOOR, MAIL SORT HF210
SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:
PRA/LB, L.L.C.
C/O COX ARMORED MINI-STORAGE MANAGEMENT INC.
1650 EAST LAMAR ROAD
PHOENIX, ARIZONA 85016
ATTENTION: DIANE GIBSON

APPLICANT:
DEXCOM, INC.
6340 SEQUENCE DRIVE
SAN DIEGO, CA 92121

AMOUNT: US$3,600,000.00 (THREE MILLION SIX HUNDRED THOUSAND AND 00/100 U.S. DOLLARS)

EXPIRATION DATE:    ONE YEAR FROM ISSUANCE

LOCATION: SANTA CLARA, CALIFORNIA

DEAR SIR/MADAM:

WE, SILICON VALLEY BANK ("ISSUING BANK") HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT IN FAVOR OF PRA/LB, L.L.C., ("BENEFICIARY") FOR THE ACCOUNT OF  DEXCOM, INC., ("APPLICANT") UP TO THE AGGREGATE AMOUNT OF THREE MILLION SIX HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($3,600,000.00). FUNDS, UP TO THE MAXIMUM AGGREGATE AMOUNT AVAILABLE UNDER THIS LETTER OF CREDIT ARE PAYABLE BY THE ISSUING BANK WITHIN TWO (2) BUSINESS DAYS AFTER RECEIPT BY THE ISSUING BANK, ON OR BEFORE OUR CLOSE OF BUSINESS ON THE EXPIRATION DATE OF ONE OR MORE DRAW STATEMENT(S) SIGNED BY AN AUTHORIZED SIGNATORY OF BENEFICIARY INCLUDING THEIR LEGAL COUNSEL (OR IF THIS LETTER OF CREDIT IS TRANSFERRED, BY AN AUTHORIZED SIGNATORY INCLUDING THEIR LEGAL COUNSEL OF ANY SUCH TRANSFEREE) FOLLOWED BY HIS/HER PRINTED NAME AND DESIGNATED TITLE.

DRAW STATEMENT(S) DRAWN UPON THIS LETTER OF CREDIT SHOULD BE ADDRESSED TO US, MARKED: “DRAWN UNDER SILICON VALLEY BANK STANDBY LETTER OF CREDIT NO. SVBSF__________, ISSUED ON _____________, 20__”. SPECIFY THE AMOUNT OF THE DRAW REQUEST, SET FORTH WIRE TRANSFER INSTRUCTIONS AND STATE IN SUBSTANCE THAT BENEFICIARY IS ENTITLED TO DRAW ON THIS LETTER OF CREDIT UNDER THE TERMS OF THE LEASE, DATED AS OF ____________, 2016, BETWEEN BENEFICIARY, AS LANDLORD, AND APPLICANT, AS TENANT ("LEASE").

THIS ORIGINAL LETTER OF CREDIT AND AMENDMENT(S), IF ANY, MUST ACCOMPANY ANY DRAWING HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

PARTIAL DRAWS AND MULTIPLE PRESENTATIONS ARE PERMITTED HEREUNDER.

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

___________________________ _______________
Applicant’s Authorized Signature DATE

THE ISSUING BANK SHALL BE ENTITLED (AND REQUIRED) TO RELY UPON THE STATEMENTS CONTAINED IN THE ABOVE-DESCRIBED STATEMENT(S), AND WILL HAVE NO OBLIGATION TO VERIFY THE TRUTH OF ANY STATEMENT(S) SET FORTH THEREIN.

THIS LETTER OF CREDIT SHALL EXPIRE ON OUR CLOSE OF BUSINESS ON _______________, BUT THIS LETTER OF CREDIT AND SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED WITHOUT AMENDMENT FOR SUCCESSIVE PERIODS OF ONE (1) YEAR EACH FROM ITS CURRENT AND EACH SUCCESSIVE EXPIRATION DATE, BUT IN NO EVENT BEYOND JULY 31, 2028 WHICH SHALL BE THE FINAL EXPIRATION DATE OF THIS LETTER OF CREDIT, UNLESS, AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE, THE ISSUING BANK NOTIFIES BENEFICIARY IN WRITING BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR OVERNIGHT COURIER SERVICE, AT THE ABOVE ADDRESS (OR ANY OTHER ADDRESS INDICATED BY BENEFICIARY, IN A WRITTEN NOTICE TO US THE RECEIPT OF WHICH WE HAVE ACKNOWLEDGED, AS THE ADDRESS TO WHICH WE SHOULD SEND SUCH NOTICE), THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE, PROVIDED THAT THE OBLIGATION OF US TO MAKE ANY PAYMENT HEREUNDER IN RESPECT OF A DRAWING REQUEST MADE PRIOR TO THE EXPIRATION DATE HEREOF SHALL CONTINUE UNTIL PAYMENT IS MADE. A COPY OF OUR NON EXTENSION NOTICE SHALL ALSO BE SENT IN THE SAME MANNER TO BRIER, IRISH, HUBBARD & ERHART, P.L.C., 2400 EAST ARIZONA BILTMORE CIRCLE, SUITE 1300, PHOENIX, ARIZONA 85016, ATTN: ROBERT N. BRIER, ESQ; AND PRA/LB L.L.C., 4315 NORTH 66TH STREET, SCOTTSDALE, ARIZONA 85251, ATTN: KENN FRANCIS AND PRA/LB L.L.C., 17 NORTH VISTA DE CATALINA, LAGUNA BEACH, CALIFORNIA 92651, ATTN: TOD THORPE. HOWEVER, THE LACK OF RECEIPT OF SUCH COPY SHALL NOT INVALIDATE OUR NON EXTENSION NOTICE TO THE BENEFICIARY.

ALL DEMANDS FOR PAYMENT SHALL BE MADE EITHER IN PERSON OR BY OVERNIGHT COURIER SERVICE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: SILICON VALLEY BANK, 3003 TASMAN DRIVE, SANTA CLARA, CA 95054, ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION. FACSIMILE PRESENTATIONS ARE PERMITTED. SHOULD BENEFICIARY WISH TO MAKE PRESENTATIONS UNDER THIS LETTER OF CREDIT ENTIRELY BY FACSIMILE TRANSMISSION IT NEED NOT TRANSMIT THIS LETTER OF CREDIT AND AMENDMENT(S), IF ANY. EACH FACSIMILE TRANSMISSION SHALL BE MADE AT: (408) 496-2418 OR (408) 969-6510; AND SIMULTANEOUSLY UNDER ATTEMPTED TELEPHONE ADVICE TO: (408)654-6274 OR (408) 654-7716, ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE; PROVIDED, HOWEVER, THE BANK WILL DETERMINE HONOR OR DISHONOR ON THE BASIS OF PRESENTATION BY FACSIMILE ALONE, AND WILL NOT EXAMINE THE ORIGINALS. IN ADDITION, ABSENCE OF THE AFORESAID TELEPHONE ADVICE SHALL NOT AFFECT OUR OBLIGATION TO HONOR ANY DRAW REQUEST.

THIS LETTER OF CREDIT IS TRANSFERABLE IN FULL, ONE OR MORE TIMES, BY BENEFICIARY’S REQUEST, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND ONLY UP TO THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U. S. DEPARTMENT OF TREASURY AND U. S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT “A” DULY EXECUTED. THE CORRECTNESS OF THE SIGNATURE AND TITLE OF THE PERSON SIGNING THE TRANSFER FORM MUST BE VERIFIED BY BENEFICIARY’S BANK. APPLICANT SHALL PAY OUR TRANSFER FEE OF ¼ OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00) UNDER THIS LETTER OF CREDIT. EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE.

WE AGREE THAT WE SHALL HAVE NO DUTY OR RIGHT TO INQUIRE AS TO THE BASIS UPON WHICH BENEFICIARY HAS DETERMINED THAT THE AMOUNT IS DUE AND OWING OR HAS DETERMINED TO PRESENT TO US ANY STATEMENT(S) UNDER THIS LETTER OF CREDIT, AND THE PRESENTATION OF SUCH STATEMENT(S) IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, SHALL AUTOMATICALLY RESULT IN PAYMENT TO THE BENEFICIARY.

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

___________________________ _______________
Applicant’s Authorized Signature DATE

EXCEPT AS EXPRESSLY STATED HEREIN, THIS UNDERTAKING IS NOT SUBJECT TO ANY AGREEMENT, CONDITION OR QUALIFICATION. THE OBLIGATION OF SILICON VALLEY BANK UNDER THIS LETTER OF CREDIT IS THE INDIVIDUAL OBLIGATION OF SILICON VALLEY BANK AND IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO, OR UPON OUR ABILITY TO PERFECT ANY LIEN, SECURITY INTEREST OR ANY OTHER REIMBURSEMENT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES–ISP98, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION 590.

IF THE ORIGINAL OF THIS LETTER OF CREDIT IS LOST, STOLEN, MUTILATED OR DESTROYED, WE WILL ISSUE YOU A “CERTIFIED TRUE COPY” OF THIS LETTER OF CREDIT UPON OUR RECEIPT OF YOUR INDEMNITY LETTER TO SILICON VALLEY BANK IN THE FORM OF EXHIBIT “B” ATTACHED HERETO.

IF BENEFICIARY REQUESTS ANY ASSISTANCE OR HAS ANY QUESTIONS REGARDING THIS TRANSACTION, BENEFICIARY MAY CALL SILICON VALLEY BANK AT (408)654-6274 OR (408) 654-7716.

SILICON VALLEY BANK,

___________________________ ___________________________
AUTHORIZED SIGNATURE AUTHORIZED SIGNATURE

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

___________________________ _______________
Applicant’s Authorized Signature DATE

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER __________________

EXHIBIT A
TRANSFER FORM

DATE: ____________________

TO: SILICON VALLEY BANK
3003 TASMAN DRIVE                RE: IRREVOCABLE STANDBY LETTER OF CREDIT
SANTA CLARA, CA 95054     NO. _____________ ISSUED BY
ATTN:INTERNATIONAL DIVISION. SILICON VALLEY BANK, SANTA CLARA
STANDBY LETTERS OF CREDIT     L/C AMOUNT: ___________________

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

_________________________________________________________________________________________
(NAME OF TRANSFEREE)

_________________________________________________________________________________________
(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SIGNATURE AUTHENTICATED

The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

_________________________________________________
(Name of Bank)
_________________________________________________
(Address of Bank)
_________________________________________________
(City, State, ZIP Code)
_________________________________________________
(Authorized Name and Title)

_________________________________________________
(Authorized Signature)
_________________________________________________
(Telephone number)
SINCERELY,

_____________________________
(BENEFICIARY’S NAME)
_____________________________
(SIGNATURE OF BENEFICIARY)

_____________________________

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

___________________________ _______________
Applicant’s Authorized Signature DATE

(NAME AND TITLE)

Exhibit “B”

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

___________________________ _______________
Applicant’s Authorized Signature DATE

EXHIBIT B

___________________, 20___

Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attn: Standby Letters of Credit Department

Re: Irrevocable Standby Letter of Credit No. SVBSF_______

Ladies and Gentlemen:

The undersigned (“Beneficiary”) is the beneficiary under Irrevocable Standby Letter of Credit No. SVBSF_______ issued by Silicon Valley Bank (“Bank”) upon the request of ______________________ (together with all amendments issued to such letter of credit, the "Standby L/C"). Beneficiary cannot locate the executed original of the Standby L/C (the “Original Standby L/C”) and has requested that Bank issue a certified true copy of the Standby L/C (“Certified True Copy”) to replace the Original Standby L/C. Beneficiary understands that Bank is willing to grant Beneficiary’s request to issue the Certified True Copy so long as Beneficiary agrees to execute this letter agreement for Bank’s benefit.

In consideration of Bank’s willingness to issue the Certified True Copy, Beneficiary agrees as follows:
1. If Beneficiary locates the Original Standby L/C, it will not draw any draft(s) or make any demand(s) upon Bank thereunder, but will promptly deliver to Bank the Original Standby L/C, marked "CANCELED", and signed and dated by its duly authorized representative, for disposition by Bank.

2. Beneficiary represents and warrants that it has not encumbered, assigned, or otherwise transferred its interest in the Standby L/C or delivered the Original Standby L/C to any other person or entity.

3. Beneficiary will indemnify and save Bank harmless from and against any and all claims, judgments, demands, losses, damages, actions, liabilities, costs and expenses, including, without limitation, attorneys' fees, which Bank at any time may suffer, sustain or incur in connection with the missing Original Standby L/C (collectively, “Claims”), including, without limitation, any presentation for payment of any draft(s) or demand(s) drawn under the Original Standby L/C by a holder in due course or a bonafide purchaser for value of the Original Standby L/C, or any other draw requests, presentments or any other claims made on the Original Standby L/C regardless of the party making such draw requests, presentments or any other claims made (including Beneficiary and/or any of its agents, successors and assigns). This indemnity shall include, without limitation, the face amount of the Original Standby L/C if Bank is required by law to pay same to a holder in due course or a bonafide purchaser for value of the Original Standby L/C and/or any presentation thereunder or proceeds thereof. Beneficiary will pay, within thirty (30) days of receipt of written request from Bank, all sums requested by Bank as indemnity for Bank’s Claims.

4. Upon the effectiveness of this letter agreement, Beneficiary irrevocably releases Bank from any obligation to it under the Original Standby L/C.

Beneficiary has executed this letter agreement by its duly authorized representative on the date hereof and this letter agreement shall be deemed to be effective as of such date.

Yours truly,
_________________________________
(Beneficiary)

Authorized Signature: _______________
Name & Title: _____________________

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

___________________________ _______________
Applicant’s Authorized Signature DATE

SIGNATURE AUTHENTICATED

The signature of Beneficiary conforms to that
on file with us in the Signature Specimen Card
of the Beneficiary for Loans and Guarantee.

______________________________________
(Name of bank)
By:___________________________________
(Authorized Signature) **
______________________________________
(Title)
______________________________________
(Telephone Number)
______________________________________
(Address of bank)

** VERIFICATION OF BENEFICIARY’S
SIGNATURE(S) BY A NOTARY PUBLIC IS
UNACCEPTABLE.

ALL THE DETAILS SET FORTH HEREIN IN THIS LETTER OF CREDIT DRAFT IS APPROVED BY APPLICANT. IF THERE IS ANY DISCREPANCY BETWEEN THE DETAILS OF THIS LETTER OF CREDIT DRAFT AND THE LETTER OF CREDIT APPLICATION, BETWEEN APPLICANT AND SILICON VALLEY BANK, THE DETAILS HEREOF SHALL PREVAIL.

___________________________ _______________
Applicant’s Authorized Signature DATE

EXHIBIT F – MEMORANDUM OF LEASE

RECORDING REQUESTED
BY AND WHEN RECORDED
MAIL THIS MEMORANDUM
OF LEASE TO:

Stuart Kane LLP
620 Newport Center Drive, Suite 200
Newport Beach, CA 92660
Attention: Josh C. Grushkin

(Above Space for Recorder's Use Only)
MEMORANDUM OF LEASE
This Memorandum of Lease (this "Memorandum") is made as of __________, 2016, by and between PRA/LB, L.L.C., an Arizona limited liability company ("Landlord"), and DEXCOM INC., a Delaware corporation ("Tenant"), to evidence that certain Industrial Net Lease for Broadway 101 Commerce Park – Phase III (the "Lease") of even date herewith between Landlord and Tenant, pursuant to which Lease Landlord has leased a portion of that certain improved real property owned by Landlord and more particularly described in Exhibit "A" attached hereto and by this reference incorporated herein, and further described in the Lease as the "Premises".
Landlord and Tenant have made this Memorandum to provide notice to any interested party of such demise and of the terms and provisions of the Lease. Capitalized terms used in this Memorandum but not defined herein shall have the definitions set forth in the Lease.
NOW, THEREFORE, Landlord and Tenant declare as follows:
1.    Landlord has leased to Tenant and Tenant has leased from Landlord the Premises described in the Lease on the terms and conditions therein set forth, all as more fully described in the Lease.
2.    This Memorandum is subject to all of the terms, conditions and limitations set forth in the Lease and the terms of the Lease are hereby incorporated herein for all purposes with the same effect as though the terms and conditions of the Lease were set forth herein in their entirety.
3.    Landlord and Tenant acknowledge that, as further set forth in the Lease, (a) the initial expiration date of the Lease is contemplated to be March 31, 2028; (b) Tenant has the option to extend the Term beyond such initial expiration date pursuant to the Option to Extend; and (c) Tenant has the right to purchase the Premises pursuant to the Purchase Right and the Offer Right.
4.    Upon the expiration or earlier termination of the Lease or any termination of Tenant’s right of possession of the Premises, Tenant shall, within twenty (20) days after written request from Landlord, execute and deliver to Landlord for recording a Termination of Memorandum of Lease in a form reasonably acceptable to the parties.  If Tenant fails to execute and deliver to Landlord for recording such a Termination of Memorandum of Lease within twenty (20) days after the expiration or earlier termination of the Lease or any earlier termination of Tenant’s right of possession of the Premises, Tenant grants to Landlord a power of attorney to execute and record a Termination of Memorandum of Lease within twenty (20) days after the expiration or earlier termination of the Lease or any termination of Tenant’s right of possession of the Premises, which power of attorney is coupled with an interest and is non-revocable.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum as of the date first written above.

LANDLORD:	TENANT:
PRA/LB, L.L.C.,	DEXCOM, INC.,
an Arizona limited liability company	a Delaware corporation
By: Pacific Realty Advisors, Inc., an Arizona corporation
Its: Manager

By:___________________________	By:
Kenn M. Francis	Name:
Its: President	Its:

STATE OF ARIZONA    )
)
County of Maricopa    )

On this ___ day of ________, 2016, before me personally appeared Kenn Francis, whose identity was proven to me on the basis of satisfactory evidence to be the person he/she claims to be, and acknowledged before me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity or entities upon behalf of which the person acted, executed the instrument.

(seal)

Notary Public

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)

County of San Diego )

On _____________, 2016, before me, ________________________, a notary public, personally appeared _________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature ________________________________        (Seal)

EXHIBIT "A"
LEGAL DESCRIPTION
[TO BE UPDATED, AT TENANT'S SOLE COST AND EXPENSE, TO DESCRIBE ONLY THE PREMISES; BELOW LEGAL DESCRIPTION IS FOR THE ENTIRE PROPERTY]
PARCEL 3, OF LOT SPLIT OF DOBSON & BROADWAY, A SPLIT OF LOT 7, BROADWAY 101 COMMERCE PARK PHASE II, ACCORDING TO BOOK 928 OF MAPS. PAGE 44, ACCORDING TO THE PLAT OF RECORD IN THE OFFICE OF THE COUNTY RECORDER OF MARICOPA COUNTY, ARIZONA, RECORDED IN BOOK 1194 OF MAPS, PAGE 7.

F-6